Exhibit 10.13

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

BETWEEN

BNP PARIBAS INVESTMENT PARTNERS USA HOLDINGS INC.

AND

ENVESTNET, INC.

Dated as of August 5, 2011

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

EXHIBIT LIST

A	Form of Press Release
B	Form of Joinder

LIST OF SCHEDULES

1.1(a)	Permitted Encumbrances
1.1(b)	Purchaser and Seller Ancillary Agreements
1.1(c)	Material Clients
1.1(d)	Leases Term Sheet
1.4(a)	Knowledge of Seller
1.4(b)	Knowledge of Purchaser
3.2(a)	Authority of Seller
3.4	Organization of the Company
3.6(a)	Seller Third-Party Consents
3.7(a)	Financial Statements
3.8	Absence of Certain Changes
3.9	Tax Matters
3.10	Governmental Permits
3.11	Real Property
3.12(a)	Intellectual Property of the Company
3.12(b)	Intellectual Property Infringement
3.13	Title to Personal Property
3.14	Compliance with Laws; Litigation
3.15	Material Contracts
3.16	Employee Benefits
3.17	Labor Matters
3.19	Affiliate Contracts
4.3(a)	Purchaser Third-Party Consents
5.3	Client Consent Procedure
5.4	Conduct of Business
5.4(iii)(A)	Transferred Domain Names
5.9(a)	Company Employees
5.10(a)	Use of Marks
5.18	Warrant Transfer
7.2(d)	Required Consents
7.2(f)	Advisory Contract Consents

-v-

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of August 5, 2011, is entered into between BNP Paribas Investment Partners USA Holdings Inc., a New York corporation (“Seller”) and Envestnet, Inc., a Delaware corporation (“Purchaser”). Purchaser and Seller are sometimes referred to individually herein as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, Seller owns all of the outstanding shares of capital stock of FundQuest Incorporated, a Delaware corporation (the “Company”); and

WHEREAS, Seller desires to sell and transfer to Purchaser, and Purchaser desires to purchase and accept from Seller, all of the issued and outstanding capital stock of the Company (the “Shares”), all on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 “Definitions”. Except as otherwise expressly provided in this Agreement, or unless the context otherwise requires, whenever used in this Agreement (including the Schedules), the following terms shall have the respective meanings specified therefore below.

“75 State Street Sublease” means a sublease agreement between Fortis Investment Management USA, Inc. and Purchaser or an Affiliate of Purchaser, substantially on the terms and conditions set forth on Schedule 1.1(d).

“Action” means any action, complaint, petition, suit, arbitration or other proceeding, whether civil or criminal, at law or in equity, before any Governmental Entity.

“Advisers Act” means the Investment Advisers Act of 1940, as amended, and the applicable written rules and regulations of the SEC thereunder.

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under Common Control with such specified Person. Notwithstanding the foregoing, with respect to Purchaser, the term “Affiliate” shall only include Purchaser and its direct and indirect Controlled subsidiaries and shall not include any shareholder of Purchaser or any Affiliate of such shareholder other than an Affiliate that is Purchaser or its direct or indirect Controlled subsidiaries.

“Affiliate Contract” has the meaning specified in Section 3.19.

“Agreed Claims” has the meaning specified in Section 8.6(d).

“Agreement” has the meaning specified in the first paragraph of this Agreement.

“Arbitrator” has the meaning specified in Section 2.7(c)(A).

“Audited Financial Statements” has the meaning specified in Section 5.17(a).

“Balance Sheet” has the meaning specified in Section 3.7(a).

“Balance Sheet Date” means June 30, 2011.

“BNP Marks” has the meaning specified in Section 5.10(a).

“Books and Records” has the meaning specified in Section 5.8(a).

“Breach Notice” has the meaning specified in Section 9.1(c).

“Business Day” means a day other than a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in Boston, Massachusetts, Chicago, Illinois or New York, New York.

“Claim Certificate” has the meaning specified in Section 8.6(a).

“Closing” has the meaning specified in Section 2.3.

“Closing Date” has the meaning specified in Section 2.3.

“Closing Working Capital” means as of 12:01 a.m. on the Closing Date, an amount equal to (a) the aggregate value of the Current Assets of the Company minus (b) the aggregate value of the Current Liabilities of the Company, in each case determined in accordance with GAAP and using the same accounting methods, principles and policies used in the preparation of the Audited Financial Statements.

“Closing Working Capital Statement” has the meaning specified in Section 2.7(a).

“COBRA” has the meaning specified in Section 5.9(c).

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated and the rulings issued thereunder.

“Collateral Source” has the meaning specified in Section 8.5(a).

“Company” has the meaning specified in the first recital of this Agreement.

“Company Employees” has the meaning specified in Section 5.9(a).

“Competing Business” has the meaning specified in Section 5.15(b).

“Confidentiality Agreement” means that certain non-disclosure agreement, dated as of May 19, 2009, by and between the Company and Envestnet Asset Management, Inc., as amended pursuant to Amendment No. 1, dated as of June 2, 2011.

“Consent” means any consent, approval, waiver, authorization, order, filing, registration, declaration or qualification of, by or with any Person, other than any of the foregoing which are solely informational in nature.

“Contract” means any written agreement, contract or instrument, including all amendments thereto.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities or other equity interests, by Contract or otherwise. The terms “Controlled by” and “under Common Control with” shall have correlative meanings.

“Correcting Supplement” has the meaning specified in Section 5.6.

“Court Order” means any judgment, order, award, injunction, writ or decree of any Governmental Entity.

“Current Assets” means assets that are shown on a balance sheet as current assets in accordance with GAAP and using the same accounting methods, principles and policies used in the preparation of the Audited Financial Statements.

“Current Liabilities” means liabilities shown on a balance sheet as current liabilities in accordance with GAAP and using the same accounting methods, principles and policies used in the preparation of the Audited Financial Statements.

“Deductible” has the meaning specified in Section 8.4(a).

“Disputed Amounts” has the meaning specified in Section 2.7(c).

“Encumbrance” means any lien, charge, security interest, mortgage, pledge, easement or encumbrance.

“End Date” has the meaning specified in Section 9.1(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Event” means any effect, fact, event, development, occurrence, circumstance or change.

“Financial Statements” has the meaning specified in Section 3.7(a).

“GAAP” means generally accepted accounting principles of the United States of America consistently applied, as in effect from time to time.

“Governmental Entity” means any domestic or foreign court, arbitral tribunal, administrative agency or commission or other governmental or regulatory agency, authority or instrumentality, including the Financial Industry Regulatory Authority, Inc. or any securities exchange or listing authority.

“Governmental Permits” has the meaning specified in Section 3.10.

“IFRS” means the international financial reporting standards issued by the International Accounting Standards Board as in effect from time to time.

“Indebtedness” means any: (i) (a) indebtedness for borrowed money or evidenced by any note, bond, debenture or other debt security or other document or instrument, (b) liabilities or obligations in respect of outstanding letters of credit, (c) liabilities or obligations under capitalized leases or equipment leases, (d) indebtedness in respect of deferred purchase price of property or services or (e) liabilities or obligations in respect of commodity, currency, sale or hedging agreements, in each case with respect to which the Company is liable as obligor, guarantor or otherwise; (ii) non-operating liabilities of the Company; (iii) vacation liability of the Company; and (iv) liabilities or obligations with respect to which the Company is liable as obligor, guarantor or otherwise to assume, guarantee or endorse, or otherwise as an accommodation to become responsible for (including any “keep well” or similar agreement to maintain the financial statement condition of another Person) any of the foregoing types of liabilities or obligations on behalf of any Person.

“Indemnified Party” has the meaning specified in Section 8.6(a).

“Indemnified Persons” has the meaning specified in Section 5.12(a).

“Indemnifying Party” has the meaning specified in Section 8.6(a).

“Intellectual Property” means all (a) patents and patent applications, (b) trademarks and service marks, (c) copyrights and (d) legally protectable trade secrets.

“IRS” means the United States Internal Revenue Service.

“Knowledge of Purchaser” has the meaning specified in Section 1.4(b).

“Knowledge of Seller” has the meaning specified in Section 1.4(a).

“Law” means any law, statute, regulation, rule, code or ordinance enacted, adopted, issued or promulgated by any Governmental Entity.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable.

“Loss” or “Losses” means any and all claims, actions, causes of action, judgments, awards, liabilities, losses, costs, fines (including interest and penalties with respect thereto), penalties, settlement payments, damages or expenses (limited to reasonable attorneys’, accountants’ and other professionals’ fees and expenses) but excluding lost profits, lost revenues, lost opportunities and consequential, punitive and other special damages regardless of the legal theory, except (a) to the extent any such lost profits, lost revenues, lost opportunities, consequential, punitive or other special damages are awarded to a third party pursuant to a Third-Party Claim and (b) to the extent the Losses being measured relate to a Contract, lost revenues directly attributable to such Contract may be included in the determination of Losses relating thereto. In no event shall “Losses” be calculated based on any multiple of lost earnings or other similar methodology used to value the equity of the Company or any other Person except to the extent such Losses are awarded to a third party pursuant to a Third-Party Claim.

“Material Adverse Change” means any material adverse change in the results of operations, financial condition, properties or assets of the Company; provided, that a “Material Adverse Change” shall not include the effect (to the extent caused by such Event) of any Event directly or indirectly resulting or arising from, in whole or in part, alone or in combination: (a) general economic or political conditions or any conditions generally affecting any segment of the industries in which the Company operates which does not disproportionately affect the Company; (b) any change or prospective change in any Law or Court Order, or any interpretation thereof or any other change or effect arising out of or relating to any proceeding, Action or Court Order before a Governmental Entity which does not disproportionately affect the Company; (c) any change in accounting requirements or principles, including IFRS or GAAP, or any interpretation of the foregoing; (d) any change in currency, exchange or interest rates or the financial or securities markets generally; (e) any action taken by (or at the written request of) Purchaser or any of its Affiliates; (f) conduct by the Company to which Purchaser gave its prior written consent; (g) changes caused by natural disaster, acts of terrorism or war (whether or not declared), military action or armed hostilities or other calamity, crisis or geopolitical event whether or not occurring or commenced before or after the date of this Agreement; (h) any action required to be taken under any existing Material Contract by which the Company (or any of its properties) is bound; (i) any failure by the Company to meet any internal projections or forecasts; or (j) any Event the consequences of which are cured, to the reasonable satisfaction of Purchaser, by Seller or the Company prior to the Closing, such satisfaction to be evidenced by a writing delivered by Purchaser to Seller.

“Material Adverse Effect” means any Event, individually or in the aggregate with all other Events, having a material adverse effect on the results of operations, financial condition, properties or assets of the Company; provided, that a “Material Adverse Effect” shall not include any Event directly or indirectly resulting or arising from, in whole or in part, alone or in combination: (a) general economic or political conditions or any conditions generally affecting any segment of the industries in which the Company operates which does not disproportionately affect the Company; (b) any change or prospective change in any Law or Court Order, or any interpretation thereof or any other change or effect arising out of or relating to any proceeding, Action or Court Order before a Governmental Entity which does not disproportionately affect the Company; (c) any change in accounting requirements or principles, including IFRS or GAAP, or any interpretation of the foregoing; (d) any change in currency, exchange or interest rates or the financial or securities markets generally; (e) any action taken by (or at the written request of)

Purchaser or any of its Affiliates; (f) conduct by the Company to which Purchaser gave its prior written consent; (g) changes caused by natural disaster, acts of terrorism or war (whether or not declared), military action or armed hostilities or other calamity, crisis or geopolitical event whether or not occurring or commenced before or after the date of this Agreement; (h) any action required to be taken under any existing Material Contract by which the Company (or any of its properties) is bound; (i) any failure by the Company to meet any internal projections or forecasts; or (j) any Event the consequences of which are cured, to the reasonable satisfaction of Purchaser, by Seller or the Company prior to the Closing, such satisfaction to be evidenced by a writing delivered by Purchaser to Seller.

“Material Contract” has the meaning specified in Section 3.15.

“Material Client” means the clients set forth on Schedule 1.1(c).

“Name Change” has the meaning specified in Section 5.10(d).

“New Name” has the meaning specified in Section 5.10(d).

“Notice of Objection” has the meaning specified in Section 2.7(b).

“One Winthrop Square Assignment” means an agreement between the Company and Seller assigning the One Winthrop Square Lease to Seller, substantially on the terms and conditions set forth on Schedule 1.1(d).

“One Winthrop Square Lease” means that certain Lease Agreement, dated as of August 23, 2007, between RREEF America REIT III – Z1 LLC and the Company.

“Overlap Period” means any taxable year or other taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Party” has the meaning specified in the first paragraph of this Agreement.

“Permitted Encumbrances” means (a) Encumbrances for Taxes and other governmental charges and assessments which are not yet due and payable, (b) Encumbrances which evidence monetary obligations of landlords and Encumbrances of carriers, warehousemen, workmen, repairmen, mechanics and materialmen and other like Encumbrances arising by the operation of Law or in the ordinary course of business for sums not yet due and payable, (c) Encumbrances imposed by the Securities Act or any applicable state securities law, and (d) the specific Encumbrances set forth on Schedule 1.1(a).

“Person” means any individual, corporation, partnership, limited liability partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.

“Plan” has the meaning specified in Section 3.16(a).

“Platform Services Agreement” means that certain Platform Services Agreement, dated as of February 8, 2010, by and between the Company and Envestnet Asset Management, Inc.

“Post-Closing Domain Names” has the meaning specified in Section 5.10(c).

“Post-Closing Period” means any taxable year or other taxable period beginning after the Closing Date and the portion of any Overlap Period beginning after the Closing Date.

“Post-Signing Period” has the meaning specified in Section 5.1(a).

“Pre-Closing Period” means any taxable year or other taxable period ending on or prior to the Closing Date and the portion of any Overlap Period ending on and including the Closing Date.

“Pre-Closing Tax Attribute” means any net operating loss, capital loss carryforward, Tax credit or similar Tax item attributable to a Pre-Closing Period.

“Property Taxes” has the meaning specified in Section 6.9.

“Purchase Price” has the meaning specified in Section 2.2.

“Purchaser” has the meaning specified in the first paragraph of this Agreement.

“Purchaser Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Purchaser or an Affiliate of Purchaser (including the Company at or after the Closing) under this Agreement or in connection herewith, each of which agreements, instruments and documents is listed in Schedule 1.1(b).

“Purchaser Material Adverse Effect” means any Event having a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement and the Purchaser Ancillary Agreements or perform its obligations hereunder or thereunder.

“Purchaser Taxes” has the meaning specified in Section 6.4(b).

“Qualifying Loss” has the meaning specified in Section 8.4(a).

“Real Property Leases” has the meaning specified in Section 3.11.

“Representatives” of any Person means such Person’s directors, managers, officers, employees, agents, attorneys, consultants, advisors or other representatives.

“Restricted Period” has the meaning specified in Section 5.15(a).

“Restricted Subsidiaries” has the meaning specified in Section 5.15(a).

“Retained Marks” has the meaning specified in Section 5.10(a).

“Returns” has the meaning specified in Section 3.9(a).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Authority” means the SEC, any state securities commission, securities regulatory authority or any other Governmental Entity having jurisdiction with respect to the Company or the transactions contemplated hereby pursuant to applicable securities law.

“Seller” has the meaning specified in the first paragraph of this Agreement.

“Seller Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Seller or an Affiliate of Seller (including the Company prior to the Closing) under this Agreement or in connection herewith, each of which agreements, instruments and documents is listed in Schedule 1.1(b).

“Shares” has the meaning specified in the second recital of this Agreement.

“Target Working Capital” means Two Million Thirty One Thousand Dollars ($2,031,000).

“Taxes” has the meaning specified in Section 3.9(a).

“Tax Matter” has the meaning specified in Section 6.2(a).

“Tax Package” has the meaning specified in Section 6.1.

“Third-Party Claim” has the meaning specified in Section 8.7(a).

“Transferred Domain Names” has the meaning specified in Section 5.4(iii).

“Transfer Taxes” has the meaning specified in Section 6.7.

“Updating Supplement” has the meaning specified in Section 5.6.

“Warrant” means that certain warrant, dated as of February 8, 2010, to purchase shares of common stock of Purchaser (formerly known as Envestnet Asset Management Group, Inc.) currently held by the Company.

“WARN Act” means the U.S. Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Law.

Section 1.2 Construction. In this Agreement, unless the context otherwise requires:

(a) references to Articles, Sections, Exhibits and Schedules are references to the articles and sections or subsections of, and the exhibits and schedules attached to, this Agreement;

(b) the descriptive headings of the Articles and Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement;

(c) references in this Agreement to “writing” or comparable expressions include a reference to facsimile transmission or comparable means of communication;

(d) words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(e) the word “or” is not exclusive;

(f) the words “hereof”, “herein”, “hereto” and “hereunder”, and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including all Exhibits and Schedules attached to this Agreement, and not to any provision of this Agreement;

(g) this “Agreement” or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented;

(h) “include”, “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words;

(i) references to “day” or “days” are to calendar days;

(j) references to “the date hereof” means as of the date of this Agreement;

(k) references to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder, in each case through the date of this Agreement;

(l) the phrases “delivered” or “made available”, when used in this Agreement, means that the information referred to has been physically or electronically delivered to the relevant parties (including, in the case of “made available” to Purchaser, material that has been placed and thereby made available to Purchaser in the data room established by the Company); and

(m) references to “dollars” or “$” are to United States of America dollars.

Section 1.3 Integration. The Exhibits and Schedules referred to herein shall be construed with and are incorporated into and form an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

Section 1.4 Knowledge

(a) When any representation, warranty, covenant or agreement contained in this Agreement is expressly qualified by reference to the “Knowledge of Seller” or words of similar import, it shall mean the current, actual knowledge of the individuals set forth on Schedule 1.4(a) following reasonable inquiry and investigation.

(b) When any representation, warranty, covenant or agreement contained in this Agreement is expressly qualified by reference to the “Knowledge of Purchaser” or words of similar import, it shall mean the current, actual knowledge of the individuals set forth on Schedule 1.4(b) following reasonable inquiry and investigation.

ARTICLE II

PURCHASE AND SALE OF THE SHARES

Section 2.1 Purchase and Sale of the Shares. On the terms and subject to the conditions contained in this Agreement, on the Closing Date, Seller shall sell, transfer, assign, convey and deliver to Purchaser, and Purchaser shall purchase and accept from Seller, the Shares.

Section 2.2 Purchase Price. The consideration to be paid by Purchaser in respect of the purchase of the Shares shall be an amount in cash equal to Twenty Four Million Three Hundred Ninety Thousand Dollars ($24,390,000) (such amount, the “Purchase Price”).

Section 2.3 Closing Date. Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to Article IX, and subject to the satisfaction or waiver of all of the conditions set forth in Article VII, the closing of the sale referred to in Section 2.1 (the “Closing”) shall be consummated at the offices of White & Case LLP, 1155 Avenue of the Americas, New York, New York, as soon as practicable, but in any event, within three (3) Business Days after the last of the conditions set forth in Article VII is satisfied or waived, other than those conditions which by their nature can only be fulfilled at the Closing, but subject to the fulfillment of such conditions or waiver thereof by the Party entitled to waive such conditions, or at such other date, time or place as the Parties shall agree in writing. The time and date on which the Closing is actually held is referred to herein as the “Closing Date.”

Section 2.4 Payments on the Closing Date.

(a) Not less than three (3) Business Days prior to the Closing Date, Seller shall deliver to Purchaser the wire transfer instructions for Seller.

(b) Subject to fulfillment or waiver (where permissible) of the conditions set forth in Sections 7.1 and 7.2, at the Closing, Purchaser shall pay to Seller, or its designated Affiliate, the Purchase Price by wire transfer of immediately available funds to the bank account or accounts designated in writing by Seller in accordance with Section 2.4(a).

Section 2.5 Purchaser’s Closing Date Deliveries. Subject to fulfillment or waiver (where permissible) of the conditions set forth in Sections 7.1 and 7.2, at the Closing, Purchaser shall deliver to Seller, in addition to the Purchase Price, all of the following:

(a) A certificate executed by the secretary or an assistant secretary of Purchaser, dated the Closing Date, in form and substance reasonably satisfactory to Seller, as to: (i) the resolutions of the board of directors of Purchaser authorizing the execution and performance of this Agreement and the Purchaser Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby; and (ii) the incumbency and signatures of the officers of Purchaser executing this Agreement and the Purchaser Ancillary Agreements;

(b) The certificate contemplated by Sections 7.3(c), duly executed by a duly authorized officer of Purchaser;

(c) An agreement duly executed by Purchaser and BNP Paribas Investment Partners SA, in form and substance reasonably satisfactory to Seller, granting to BNP Paribas Investment Partners SA a right of first refusal substantially similar to that contained in Section 11(X) of the Platform Services Agreement, such right to survive any termination of the Platform Services Agreement for a period equal to the time remaining with respect to such right under the Platform Services Agreement;

(d) An agreement duly executed by Envestnet Asset Management, Inc. terminating that certain Sublease Agreement, dated as of June 30, 2010, by and between Envestnet Asset Management, Inc. and the Company, substantially on the terms and conditions set forth on Schedule 1.1(d);

(e) The 75 State Street Sublease duly executed by Purchaser or an Affiliate of Purchaser; and

(f) Each Purchaser Ancillary Agreement, duly executed by Purchaser or the Affiliate of Purchaser party thereto.

Section 2.6 Seller’s Closing Date Deliveries. Subject to fulfillment or waiver (where permissible) of the conditions set forth in Sections 7.1 and 7.3, at the Closing, Seller shall deliver (or cause to be delivered) to Purchaser all of the following:

(a) A certificate executed by the secretary or an assistant secretary of Seller, dated the Closing Date, in form and substance reasonably satisfactory to Purchaser, as to: (i) the certificate of incorporation of each of Seller and the Company; (ii) the by-laws of each of Seller and the Company; (iii) the resolutions of the board of directors of Seller authorizing the execution and performance of this Agreement and the Seller Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby; and (iv) the incumbency and signatures of the officers of Seller executing this Agreement and the Seller Ancillary Agreements;

(b) The certificates contemplated by Sections 7.2(c) and 7.2(e), duly executed by a duly authorized officer of Seller;

(c) An agreement duly executed by the Company terminating that certain Sublease Agreement, dated as of June 30, 2010, by and between Envestnet Asset Management, Inc. and the Company, substantially on the terms and conditions set forth on Schedule 1.1(d);

(d) The 75 State Street Sublease duly executed by Fortis Investment Management USA, Inc.;

(e) Evidence to the reasonable satisfaction of Purchaser of the due execution by Seller and the Company of the One Winthrop Square Assignment;

(f) Each Seller Ancillary Agreement, duly executed by Seller or the Affiliate of Seller party thereto;

(g) A CD-ROM containing all of the documents available to Purchaser in the online data room established in connection with this Agreement as of the date hereof; and

(h) Stock certificates representing all of the Shares, free and clear of all Encumbrances except for those created by Purchaser or arising out of the acquisition or ownership of the Shares by Purchaser and other than restrictions on transfer of unregistered securities arising under applicable federal, state or foreign securities Laws, duly executed in blank or accompanied by duly executed instruments of transfer.

Section 2.7 Determination of Closing Working Capital.

(a) Promptly after the Closing Date, and in any event not later than forty-five (45) days following the Closing Date, Purchaser shall prepare and deliver to Seller a statement (the “Closing Working Capital Statement”) setting forth Purchaser’s good faith calculation of the amount of Closing Working Capital. If a Closing Working Capital Statement is not delivered by Purchaser within forty-five (45) days after the Closing Date, then the Closing Working Capital shall be deemed to be equal to the Target Working Capital and shall be final, binding and non-appealable by the Parties, unless, following such failure by Purchaser to deliver a Closing Working Capital Statement within forty-five (45) days after the Closing, Seller elects (in its sole discretion) to deliver a Closing Working Capital Statement to Purchaser no later than forty-five (45) days after such initial forty-five (45) day period.

(b) If Seller (or, in the event that Seller delivered the Closing Working Capital Statement, Purchaser) does not object to the Closing Working Capital Statement by written notice of objection (the “Notice of Objection”) delivered to Purchaser (or, in the event that Seller delivered the Closing Working Capital Statement, Purchaser) within forty-five (45) days after delivery of the Closing Working Capital Statement, the calculation of Closing Working Capital set forth in the Closing Working Capital Statement shall be deemed final and binding. A Notice of Objection shall set forth in reasonable detail Seller’s (or, in the event that Seller delivered the Closing Working Capital Statement, Purchaser’s) alternative calculations of the amount of Closing Working Capital.

(c) If a Notice of Objection is delivered in accordance with Section 2.7(b), then any dispute regarding such amount (all such disputed amounts, the “Disputed Amounts”) shall be resolved as follows:

(A) Seller and Purchaser shall promptly endeavor in good faith to resolve the Disputed Amounts listed in the Notice of Objection. In the event that a written agreement determining the Disputed Amounts has not been reached within ten (10) Business Days (or such longer period as may be agreed by Seller and Purchaser) after the date of receipt of the Notice of Objection, the resolution of such Disputed Amounts may be submitted by either Party to PricewaterhouseCoopers LLP or another independent accounting firm mutually acceptable to Seller and Purchaser (the “Arbitrator”);

(B) Seller and Purchaser shall use their commercially reasonable efforts to cause the Arbitrator to render a decision in accordance with this Section 2.7(c) along with a statement of reasons therefor within thirty (30) days of the submission of the Disputed Amounts, or a reasonable time thereafter, to the Arbitrator. The decision of the Arbitrator shall be final and binding upon each Party and the decision of the Arbitrator shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction thereover;

(C) in the event Seller and Purchaser submit any Disputed Amounts to the Arbitrator for resolution, Seller and Purchaser shall each pay their own costs and expenses incurred under this Section 2.7(c). Seller shall be responsible for that fraction of the fees and costs of the Arbitrator equal to (1) the absolute value of the difference between Seller’s aggregate position with respect to the Disputed Amounts and the Arbitrator’s final determination with respect to the Disputed Amounts over (2) the absolute value of the difference between Seller’s aggregate position with respect to the Disputed Amounts and Purchaser’s aggregate position with respect to the Disputed Amounts, and Purchaser shall be responsible for the remainder of such fees and costs;

(D) the Arbitrator shall act as an arbitrator to determine, based upon the provisions of this Section 2.7(c), only the Disputed Amounts and the determination of each amount of the Disputed Amounts shall be made in accordance with the procedures set forth in Section 2.7(a) and, in any event the resulting amount of Closing Working Capital shall be no less than the lesser of the amount claimed by either Seller or Purchaser, and shall be no greater than the greater of the amount claimed by either Seller or Purchaser; and

(E) the process set forth in this Section 2.7(c) shall be the exclusive remedy of the Parties for any disputes related to items reflected on the Closing Working Capital Statement or covered by the calculation of Closing Working Capital, whether or not the underlying facts and circumstances constitute a breach of any representations, warranties or covenants contained in this Agreement; provided, that any dispute regarding the interpretation of this Agreement, as opposed to the calculation of Disputed Amounts or the methodology of such calculation, shall not be subject to the process set forth in this Section 2.7(c) but shall be subject to the dispute mechanisms set forth in Article X.

(d) Upon the determination, in accordance with Sections 2.7(b) or 2.7(c), of the final calculation of the amount of the Closing Working Capital, if the Closing Working Capital is greater than the Target Working Capital, then Purchaser shall promptly, but in any event within three (3) Business Days after the final determination thereof, pay by wire transfer of immediately available funds, to an account designated by Seller an amount in cash equal to such difference.

(e) Upon the determination, in accordance with Sections 2.7(b) or 2.7(c), of the final calculation of the amount of the Closing Working Capital, if the Closing Working Capital is less than the Target Working Capital, then Seller shall promptly, but in any event within three (3) Business Days after the final determination thereof, pay by wire transfer of immediately available funds, to an account designated by Purchaser an amount in cash equal to such difference.

(f) The Closing Working Capital Statement (and all calculations of Closing Working Capital) shall be prepared and calculated in accordance with GAAP, except that the Closing Working Capital Statement (and all calculations of Closing Working Capital) shall: (i) not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement and (ii) be based on facts and circumstances as they exist prior to the Closing and shall exclude the effect of any act, decision or event occurring on or after the Closing.

(g) Following the Closing, Purchaser shall and shall cause the Company, and their respective officers, employees, consultants, accountants and agents to, reasonably cooperate with Seller and its accountants in connection with the final determination of the Closing Working Capital pursuant to this Section 2.7 and to provide reasonable information requested by Seller and its accountants in connection therewith; provided, that in the event Purchaser or the Company fails to abide by the provisions of this Section 2.7(g), the length of time of such failure shall be added to the time period in which Seller has to perform its obligations under this Section 2.7.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser on the date hereof as follows:

Section 3.1 Organization; Good Standing; Corporate Power of Seller. Seller is a corporation, duly incorporated, validly existing and in good standing under the Laws of the State of New York and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as conducted as of the date hereof.

Section 3.2 Authority; Conflicts.

(a) Except as set forth on Schedule 3.2(a), Seller has the requisite corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement and the Seller Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement, the Seller Ancillary Agreements and all other instruments and agreements to be executed and delivered by Seller as contemplated hereby and thereby, and the consummation by Seller of the transactions contemplated hereby and thereby, have been duly authorized and approved by the board of directors of Seller. No other corporate action on the part of Seller is necessary to authorize the execution, delivery and performance of this Agreement or the Seller Ancillary Agreements by Seller and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Seller and (assuming the valid authorization, execution and delivery by Purchaser) constitutes a valid and binding obligation of Seller enforceable against Seller in accordance with its terms, and the Seller Ancillary Agreements and all other instruments and agreements to be executed and delivered by Seller as contemplated hereby, upon execution and delivery by Seller (assuming the valid authorization, execution and delivery by the other parties thereto) will constitute valid and binding obligations of Seller enforceable against Seller in accordance with their terms, in each case except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

(b) The execution and delivery of this Agreement, the Seller Ancillary Agreements and such other instruments and agreements do not (or will not, as applicable), and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with any of the provisions of the certificate of incorporation or by-laws or other equivalent charter documents of Seller or the Company, (ii) subject to the receipt of the Consents referred to in Section 3.6, materially conflict with, result in a material breach of or material default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, any Material Contract to which the Company is a party or by which the Company or any of its assets is bound or subject or any material Contract to which Seller is a party of by which Seller or any of its assets is bound or subject, (iii) subject to the receipt of the Consents referred to in Section 3.6, materially contravene any Law or Court Order currently in effect or (iv) result in the creation or imposition of any Encumbrance on any of the Shares (other than those created by Purchaser or arising out of the acquisition or ownership of the Shares by Purchaser) or any properties or assets of the Company, except in the case of such assets or properties of the Company for Permitted Encumbrances.

Section 3.3 Title to Shares. All of the Shares are beneficially and of record owned by Seller, free and clear of all Encumbrances. Assuming Purchaser has the requisite authority to be the lawful owner of the Shares, the consummation of the transactions contemplated by this Agreement will convey to Purchaser good title to the Shares, free and clear of all Encumbrances, other than those created by Purchaser or arising out of the acquisition or ownership of the Shares by Purchaser and other than restrictions on transfer of unregistered securities arising under applicable federal, state or foreign securities Laws.

Section 3.4 Organization of the Company. The Company has been duly incorporated and is validly existing and in good standing under the Laws of Delaware. Except as set forth on Schedule 3.4, the Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof) in each jurisdiction where the character or location of the properties owned, leased or operated by the Company or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or licensed or in good standing (or the equivalent thereof) would not be reasonably likely to have, in the aggregate, a Material Adverse Effect. Schedule 3.4 sets forth a list of all jurisdictions in which the Company is duly qualified or licensed to transact business. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as conducted as of the date hereof.

Section 3.5 Capital Structure of the Company.

(a) The authorized capital stock of the Company consists of 100 shares of common stock, par value $0.01 per share, all of which are issued and outstanding. The Shares have been duly authorized and validly issued, and are fully paid and nonassessable, and are not subject to and were not issued in violation of, any purchase option, call option, right of first refusal or any subscription, preemptive, or similar rights or in violation of any applicable Law. Except for this Agreement, there are no agreements, arrangements, options, warrants, convertible securities, exchangeable securities, subscription rights or other rights or commitments, contingent or otherwise, of any character relating to the issuance, sale, purchase, exchange, transfer or redemption of any shares of capital stock of the Company. The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other understandings in effect with respect to the voting or transfer of any of the Shares.

(b) Other than the Warrant, the Company does not own any interest (equity or debt) in any Person.

Section 3.6 Consents and Approvals. No Consent of or filing with any Governmental Entity or any other third party, which has not been received or made, is necessary or required with respect to Seller or the Company in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated by this Agreement, except for (a) the Consents of Persons set forth on Schedule 3.6(a), and (b) any other Consents which, if not made or obtained, would not be material to the operation of the business of the Company.

Section 3.7 Financial Statements.

(a) Seller has furnished Purchaser with (i) the unaudited balance sheet for the Company as of the Balance Sheet Date (the “Balance Sheet”) and the related statements of profit and loss and cash flows for the six (6) months then ended and (ii) the unaudited balance sheets for the Company as of December 31, 2010, December 31, 2009 and December 31, 2008 and the related statements of profit and loss and cash flows for the years then ended (items (i) and (ii) collectively, with the Balance Sheet, the “Financial Statements”). The Financial Statements, except as described therein and except as set forth on Schedule 3.7(a), have been prepared in accordance with IFRS, applied on a consistent basis throughout the periods involved.

(b) The Financial Statements are based on the Books and Records and fairly present, in all material respects, the financial position and results of operations and cash flows of the Company as at the dates and for the periods indicated therein.

(c) The Company maintains a standard system of accounting established and administered in accordance with IFRS.

(d) The Company has no Liabilities, except for Liabilities (i) to the extent reflected in the Financial Statements and (ii) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material.

Section 3.8 Absence of Certain Changes. Except as set forth on Schedule 3.8, since the Balance Sheet Date, there has been no Material Adverse Change, and there has been no Event that, individually or in the aggregate with all other Events, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Change. Except as set forth on Schedule 3.8, during the period from the Balance Sheet Date to the date of this Agreement (a) the business of the Company has been conducted in all material respects in the ordinary course consistent with past practice, (b) the Company has not materially increased the compensation of any officer or granted any general salary or benefits increase to its employees, other than pursuant to existing contractual commitments or in the ordinary course of business consistent with past compensation practices, (c) the Company has not acquired any business or Person, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions, or entered into any Contract, letter of intent or similar arrangement with respect to the foregoing, (d) there has been no material change by the Company in accounting policies, principles, practices or methods applied in the preparation of the Financial Statements except as required or permitted by Law or IFRS, and (e) the Company has not effected any action described in Section 5.4(ii).

Section 3.9 Tax Matters. Except as set forth on Schedule 3.9:

(a) The Company has timely filed or caused to be filed, or will timely file or cause to be filed, with the appropriate taxing authorities all material tax returns, statements and reports for Taxes (the “Returns”) that are required to be filed by, or with respect to, the Company on or prior to the Closing Date (taking into account any applicable extension of time within which to file). Each such Return and filing is true and correct in all material respects. For purposes of this Agreement, “Taxes” means all taxes, assessments, charges, duties, fees, levies or other governmental charges, including all United States federal, state, local, foreign and other income, gross receipts, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, unemployment, escheat, unclaimed property, social security, excise, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever and all additions to tax, penalties and interest.

(b) All material Taxes and material Tax liabilities of the Company due and payable by the Company for all taxable years or periods that end on or before the Closing Date have been (or will be) paid or accrued on the Books and Records in accordance with IFRS.

(c) The Company is not currently the subject of an audit or other examination or, to the Knowledge of Seller, any threatened audit or other examination, relating to the payment of a material amount of Taxes of the Company by the Tax authorities of any nation, state or locality. No material issues have been raised in writing in any prior examination by any Taxing authority with respect to the business and operations of the Company which, by application of similar principles, reasonably could be expected to result in a proposed material adjustment to the liability for Taxes for any other period not so examined.

(d) The Company (i) has not entered into a written agreement or waiver extending any statute of limitations relating to the payment or collection of a material amount of Taxes of the Company that has not expired and (ii) is not presently contesting any material Tax liability of the Company before any Governmental Entity.

(e) All material Taxes that the Company is (or was) required by Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor or stockholder have been duly withheld or collected, and have been paid over to the proper authorities to the extent due and payable.

(f) Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

(g) The Company is not and has not been a member of an affiliated group (as defined in Section 1504(a) of the Code) or filed or been included in a combined, consolidated or unitary income tax return; the Company is not liable for the Taxes of any taxpayer other than the Company for any taxable period beginning before the Closing Date as a result of filing unitary, combined, or consolidated Tax Returns, as a transferee or successor, by contract or otherwise; and the Company is not a party to any Tax sharing agreement.

(h) The Company has not engaged in a transaction that would be reportable by or with respect to the Company pursuant to Sections 6011, 6111, or 6112 of the Code. The Company has not entered into any transactions that required or will require the filing of IRS Form 8886.

(i) The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any installment sale or open transaction disposition made on or prior to the Closing Date, (ii) any prepaid amount received on or prior to the Closing Date, (iii) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income tax law), (iv) any intercompany transaction or any excess loss account within the meaning of Treasury Regulation Section 1.1502-19 under the Code (or any corresponding or similar provision or administrative rule of federal, state, local or foreign tax law), or (v) a change in the method of accounting for a period ending on or prior to the Closing Date.

(j) The Company will include and report, for all Tax purposes, the “upfront payment” of $10,300,000 (and any other inducement payments as described in the Platform Services Agreement section 3 and exhibit B) received in 2010 from Envestnet Asset Management, Inc. or its Affiliates under the Platform Services Agreement in its taxable income for its 2010 tax year.

Section 3.10 Governmental Permits. Except as set forth on Schedule 3.4 and Schedule 3.10, as of the date hereof, the Company owns, holds or possesses all material licenses, franchises, permits, privileges, immunities, certificates, rights, exemptions, variances, orders, consents, approvals and other authorizations from a Governmental Entity (collectively, “Governmental Permits”) that are necessary to entitle it to own, lease, operate and use its properties or assets and to carry on and conduct its business as conducted as of the date hereof. Except as set forth on Schedule 3.10, the Company has complied in all material respects with all terms and conditions of the Governmental Permits. Except as set forth on Schedule 3.10, the Company has not received any written notice of any violation of any Governmental Permit. No suspension, cancellation or non-renewal of any Governmental Permit is pending or, to the Knowledge of Seller, threatened. Notwithstanding the foregoing, the representations and warranties contained in this Section 3.10 do not apply to Taxes, benefit plans and related matters or labor matters, which subject matters are addressed in their entirety and exclusively in Section 3.9 (Tax Matters), Section 3.16 (Employee Benefit Plans) and Section 3.17 (Labor Matters), respectively. Except as set forth on Schedule 3.10, since January 1, 2008, the Company has timely filed all forms, reports, registration statements, schedules and other documents, together with any amendments required to be made with respect thereto, that were required to be filed with any Securities Authority, and has paid all fees and assessments due and payable in connection therewith. The Company is duly registered as an investment advisor under the Advisers Act. To the Knowledge of Seller, all regulatory documents of the Company complied in all material respects with the requirements of the securities laws and the rules and regulations of the SEC promulgated thereunder applicable to such regulatory documents, and none of such regulatory documents, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not materially misleading.

Section 3.11 Real Property. The Company does not own any real property. Schedule 3.11 contains a complete and accurate list of all leases of real property to which, as of the date hereof, the Company is a party, either as lessor or lessee (the “Real Property Leases”). The Company is not in default in any material respect under any such Real Property Lease. To the Knowledge of Seller, there is no material default under any such Real Property Lease by any other party thereto.

Section 3.12 Intellectual Property.

(a) Schedule 3.12(a)(i) sets forth a true, correct and complete list of all Intellectual Property registered or applied for with a Governmental Entity owned by the Company other than the Retained Marks and Transferred Domain Names, and Schedule 3.12(a)(ii) sets forth a true, correct and complete list of all Contracts (including licenses and royalty agreements) with respect to such owned Intellectual Property and Intellectual Property licensed to the Company except licenses for commercial off-the-shelf software or where royalties do not exceed $25,000 per year. The Company owns and has and, upon Closing, the Company will own and have, the entire right, title and interest in and to the owned Intellectual Property and the right to use the licensed Intellectual Property subject to the applicable licenses, in each case free and clear of all Encumbrances (other than Permitted Encumbrances), and the use by Purchaser of such Intellectual Property upon and after the Closing does not require any Consent of any Person and will not constitute a breach of any applicable Contract or a violation of any applicable Law, nor entitle any other Person to any such Contract to terminate or modify such Contract. The owned Intellectual Property set forth on Schedule 3.12(a)(i) and the licensed Intellectual Property set forth on Schedule 3.12(a)(ii) comprise all of the Intellectual Property necessary for the conduct and operation of the Company’s business except where the failure to hold the rights to such Intellectual Property would not reasonably be expected to have a Material Adverse Effect.

(b) Except as set forth on Schedule 3.12(b), to the Knowledge of Seller, (i) the conduct of the business of the Company does not violate, infringe, misappropriate or misuse the Intellectual Property of any third Person and (ii) no Person is materially infringing upon or violating any of the Intellectual Property rights owned by the Company. Except as set forth on Schedule 3.12(b), the Company has not entered into an agreement to indemnify any Person against a charge of infringement arising out of the authorized use of any Intellectual Property.

(c) As of the date hereof, no proceedings are pending or, to the Knowledge of Seller, threatened, against the Company that challenge the Company’s right to use Intellectual Property used in the conduct of its business as conducted as of the date hereof or that assert that the Company is infringing, has misappropriated or is otherwise in conflict with any Intellectual Property of any other Person or that a license or other right is necessary or desirable for the Company to conduct its business.

(d) The Company has taken all necessary and reasonable measures to protect the secrecy, confidentiality and value of all confidential information used or held for use by the Company in connection with the business of the Company and all trade secrets required for, related to and used in its business (including by requiring the execution and delivery of confidentiality agreements covering such information by each Person who is or was an employee, officer, manager, director or contractor of the Company), and such confidential information and trade secrets have not been used, disclosed to or discovered by any Person except pursuant to valid and appropriate non-disclosure or license agreements, which have not been breached. Each Person who is or was an employee, officer, manager, director or contractor of the Company has signed an agreement for the protection of the Company’s confidential information or is otherwise subject to such a confidentiality obligation.

(e) To the Knowledge of Seller, the Company has not had any security breach or violation that resulted in or would have required the notification of its customers or its employees that the information of such customers or employees had been or may have been compromised or otherwise accessed by an unauthorized Person.

(f) All of the material computer systems that are used in the business of the Company as currently conducted, including hardware, software, databases, firmware, telecommunications and related cabling, wiring and peripherals are in good working order and since December 31, 2010 such computer systems have not experienced any substantial and unscheduled outage or malfunction. The capacity and functions of such computer systems are adequate for the conduct of the business of the Company as it is conducted.

Section 3.13 Title to Personal Property. Except as set forth on Schedule 3.13, the Company has good title to or, in the case of leased assets, a valid leasehold interest in, free and clear of all Encumbrances, except for Permitted Encumbrances, all of the material tangible and intangible personal property and assets reflected on the Balance Sheet or thereafter acquired, except for properties and assets disposed of in the ordinary course of business, consistent with past practice, since the Balance Sheet Date. The Company owns or has the right to use all of the tangible personal properties and assets necessary for the conduct of its business in all material respects as conducted as of the date hereof.

Section 3.14 Compliance with Laws; Litigation. Except as set forth on Schedule 3.14, (a) there are no Court Orders and no unsatisfied judgments, penalties or awards against or, to the Knowledge of Seller, affecting the Company or any of its properties or assets, (b) the operations of the Company are not being and, to the Knowledge of Seller, have not been, conducted in violation of any Court Order or material violation of any material Law applicable to the Company, and (c) there are no Actions by or before any Governmental Entity pending or, to the Knowledge of Seller, threatened against or affecting (i) the Company or any of its properties or assets or (ii) Seller, in each case that (A) challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement, (B) alleges a violation by Seller (which is material to its ownership of the Company) or the Company of any Law or Court Order or (C) that would be reasonably likely to impair or delay the ability of Seller to perform its obligations hereunder or questions the legality of the transactions contemplated by this Agreement or any of the Seller Ancillary Agreements. To the Knowledge of Seller, no event has occurred or circumstances exist that is likely to give rise to, or serve as a basis for, any such Action. Notwithstanding the foregoing, the representations and warranties contained in this Section 3.14 do not apply to Taxes, which subject matter is addressed in its entirety and exclusively in Section 3.9.

Section 3.15 Contracts. Schedule 3.15 contains a list, as of the date hereof, of the following Contracts (each, a “Material Contract”) to which the Company is a party: (a) Contracts that contain a minimum annual purchase requirement of $25,000 or more which have a term of more than one (1) year and that cannot be cancelled on less than ninety (90) days’ notice; (b) Contracts that materially restrain, limit or impede the Company’s ability to compete with or conduct any business or line of business; (c) Affiliate Contracts; (d) Contracts that are employment or consulting agreements with employees or consultants of the Company; (e) other than outside of the ordinary course of business, Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other Liability of any Person; (f) Contracts relating to Indebtedness; (g) Contracts that provide for any joint venture, partnership or similar arrangement by the Company; and (h) Contracts that are material to the Company. Notwithstanding anything in this Section 3.15 to the contrary, “Material Contracts” shall not include the Platform Services Agreement. Each Material Contract is valid and binding on the Company and, to the Knowledge of Seller, is in full force and effect, and the Company is not in default under any Material Contract. To the Knowledge of Seller, there are no defaults under any Material Contract by the other party to such Material Contract. Neither the Company nor any other party thereto has provided any written notice of any intention to terminate any Material Contract. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Purchaser.

Section 3.16 Employee Benefit Plans.

(a) The Company does not sponsor, maintain, or contribute to any employee benefit plan, within the meaning of Section 3(3) of ERISA, or have any liability contingent on termination of a pension plan (as defined in Section 3(2) of ERISA) subject to Section 412 of the Code or Section 302 or Title IV of ERISA or any liability contingent on withdrawal from a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) subject to Title IV of ERISA. Except as set forth on Schedule 3.16(a), the Company does not sponsor, maintain, have a commitment to create, and does not have any unsatisfied liability with respect to any bonus or other incentive plan, deferred compensation plan, fringe benefit plan, severance plan, any employment agreement or consulting agreement, change in control agreement, or other similar plan, agreement, policy or understanding whether formal or informal, whether legally binding, whether funded or unfunded and whether or not terminated, for any present or former employee of the Company or employee of Seller or its Affiliates who devotes (or devoted as the case may be) a majority of his or her working hours to the Company, any present or former director, consultant or agent (or for their respective spouses, dependents or beneficiaries) of the Company (each such plan, agreement, policy or understanding set forth or required to be set forth on Schedule 3.16(a) hereinafter individually a “Plan” and collectively the “Plans”).

(b) Seller has delivered to Purchaser a true, correct and complete copy of each writing constituting a part of a Plan, including all plan documents (and all amendments thereto). Seller has delivered to Purchaser a true, correct and complete copy of each individual employment, consulting, severance, change in control or similar compensatory Contract to which the Company or any of its Affiliates is a party with respect to any employee of the Company or employee of Seller or its Affiliates who devotes a majority of his or her working hours to the Company.

(c) All Plans have been administered in accordance with their terms and applicable Law, except as would not reasonably be expected to result in material liability of the Company.

(d) Except as set forth on Schedule 3.16(d), the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee, officer, director or consultant of the Company or any current or former employee, officer, director or consultant of Seller or its Affiliates who devotes (or devoted as the case may be) a majority of his or her working hours to the Company, to severance pay, change in control payments, unemployment compensation or any other payment, (ii) accelerate the time of payment, or increase the amount of compensation or benefit due, any such employee, officer, director or consultant, (iii) cause any amounts payable with respect to any Plan to fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code or Section 162(m) of the Code or (iv) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available. No current or former employee, officer, director or consultant of the Company or any of its Affiliates is entitled to receive any additional payment from the Company or any of its Affiliates by reason of the excise Tax required by Section 4999(a), Section 409A or Section 457A of the Code being imposed on such Person by reason of the transactions contemplated by this Agreement or otherwise.

(e) Except as would not reasonably be expected to result in material liability of the Company, all contributions, payments and premiums with respect to the Plans have been timely made when due, and all contributions for all periods ending prior to the Closing Date have been, or shall be, timely paid prior to the Closing Date.

(f) Except as set forth on Schedule 3.16(f), there is no provision in any Plan, and there has been no act or omission by Seller or the Company, that could impair the ability of the Company (or any successor thereto) to unilaterally amend or terminate any Plan.

Section 3.17 Labor Matters.

(a) As of the date of this Agreement, except as set forth on Schedule 3.17(a), the Company is not a party to or bound by any collective bargaining agreement or any labor union contract, and, to the Knowledge of Seller, there are no current, and during the past two (2) years there have been no, activities or proceedings, including a demand for recognition or certification, whether before the National Labor Relations Board or any other labor relations tribunal or authority, of any labor union or group of employees to organize any employees of the Company or employees of Seller or its Affiliates who devote a majority of their working hours to the Company or to compel the Company to bargain with any labor union or labor organization, and there is no pending or, to the Knowledge of Seller, threatened strike, lockout, work stoppage, slowdown, walkout, hand-billing, picketing or other concerted action or labor dispute with respect to or involving any employees of the Company or any employees Seller or its Affiliates who devote a majority of their working hours to the Company.

(b) Schedule 3.17(b) sets forth a true, correct and complete list of each employee of the Company or of Seller or its Affiliates who devotes a majority of his or her working hours to, and independent contractor providing material services to, the Company and in the case of each such employee and contractor, the following information, if applicable, as of the date hereof: (i) title or position; (ii) date of hire or commencement of service; (iii) work location; (iv) whether full-time or part-time; (v) whether covered by the terms of an employment or consulting agreement; (vi) whether absent from active employment or service and if so, the date such absence commenced, the reason for such absence (to the extent permissible to disclose such reason under applicable Law) and the anticipated date of return to active employment or active service; (vii) annual salary or annual consulting payments, as the case may be, and, if applicable, target bonus and other incentive compensation, such salary and other compensation data to include current information and such information for the prior twelve (12) month period; and (viii) as of the date hereof, accrued unused vacation, sick days and other paid days off.

(c) The Company, and Seller or its Affiliates solely with respect to any employees who devote a majority of their working hours to the Company, has been since January 1, 2009 and is in material compliance with (i) all applicable Laws respecting employment and employment practices, terms and conditions of employment, collective bargaining, disability, immigration, health and safety, wages, hours and benefits, harassment, non-discrimination in employment, workers’ compensation and unemployment compensation and (ii) all obligations of the Company under any employment agreement, consulting agreement, severance agreement, collective bargaining agreement or any similar employment or labor-related agreement or understanding.

(d) Other than in connection with the Platform Services Agreement, there have not been any material controversies, grievances or Actions initiated, negotiated or litigated with Seller or the Company by any of the Company’s employees or Seller’s or its Affiliates’ employees who devote a majority of their working hours to the Company, former employees or beneficiaries of employees (current or former) with respect to their employment or benefits incident thereto, or by any Governmental Entity, including harassment and discrimination claims, wage and hour claims and claims arising under workers’ compensation laws, which are currently pending or have been resolved within the three (3) years and, to the Knowledge of Seller, there is no state of facts or event which would reasonably be expected to form the basis of any such controversy, grievance or Action.

(e) No executive officer or other key employee of the Company or executive officer or other employee of Seller or its Affiliates who both devotes a majority of his or her working hours to the Company and would be considered a key employee of the Company if employed by the Company is subject to any noncompete, nonsolicitation or similar agreement in conflict with the present or proposed business activities of the Company and, as of the date hereof, to the Knowledge of Seller, no executive officer or other key employee of the Company or executive officer or other employee of Seller or its Affiliates who both devotes a majority of his or her working hours to the Company and would be considered a key employee of the Company if employed by the Company has taken steps or is otherwise planning to terminate his or her employment with the Company for any reason (or no reason), including the consummation of the transactions contemplated by this Agreement.

(f) To the Knowledge of Seller, none of the employees of the Company or employees of Seller or its Affiliates who devote a majority of their working hours to the Company has been convicted of any felonies or indicted on any drug-related criminal offenses.

(g) Other than in connection with the Platform Services Agreement, during the preceding two (2) years, (i) the Company has not effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) in connection with the Company affecting any site of employment or one or more facilities or operating units within any site of employment or facility and (iii) the Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar applicable Law. Except as set forth in Schedule 3.17(g), and other than in connection with the Platform Services Agreement, no employee of the Company or employees Seller or its Affiliates who devote a majority of his or her working hours to the Company has experienced an “employment loss,” as defined by the WARN Act or any similar applicable Law, requiring notice to employees in the event of a closing or layoff, within the past ninety (90) days.

(h) The Company has made timely and proper payment of all material amounts payable with respect to employees and consultants, including all material wages, accrued but unused time off, commissions, bonuses, severance payments, consulting payments, reimbursements or other amounts due pursuant to any employment or consulting agreement, and withholding for income and employment Taxes, or otherwise have made appropriate accruals on the books of the Company in accordance with IFRS.

Section 3.18 Broker’s or Finder’s Fee. No agent, broker, Person or firm acting on behalf of Seller or the Company is, or shall be, entitled to any broker’s fees, finder’s fees or commissions from the Company in connection with this Agreement or any of the transactions contemplated hereby.

Section 3.19 Affiliate Contracts. Schedule 3.19 sets forth as of the date hereof a true and complete list of each Contract between (a) the Company, on the one hand, and (b) Seller and/or any of its Affiliates (other than the Company), on the other hand (each such Contract, an “Affiliate Contract”).

Section 3.20 Books and Records. The minute books and stock record books of the Company, all of which have been made available to Purchaser, are complete and correct in all material respects and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records in all material respects of all meetings, and actions taken by written consent of, the stockholders, the board of directors and any committees of the board of directors of the Company, and no material meeting, or material action taken by written consent, of any such stockholders, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

Section 3.21 Material Clients. Since January 1, 2011, no Material Client has canceled any Contract or portion thereof, materially reduced its business with the Company, or, to the Knowledge of Seller, threatened to cease business with the Company or to materially reduce such business. There are no (and since January 1, 2011 there have not been any) (a) material disputes between Seller, any Affiliate of Seller or the Company, on the one hand, and any Material Client, on the other hand, or (b) disputes with any other client of the Company that, individually or in the aggregate with all other client disputes, would reasonably be expected to have a Material Adverse Effect.

Section 3.22 Services. To the Knowledge of Seller, all services delivered or performed by the Company have been in conformity (within standard industry tolerances) with (a) all applicable Laws, (b) all commitments under applicable Contracts and (c) all express warranties.

Section 3.23 Exclusivity of Representations. The representations and warranties made by Seller in this Article III are the exclusive representations and warranties made by Seller with respect to itself and the Company, including the assets of each of them. Seller hereby disclaims any other express or implied representations or warranties with respect to itself, its Affiliates or any of its subsidiaries. Except as expressly set forth herein, the condition of the assets of the Company shall be “as is” and “where is” and Seller makes no warranty of merchantability, suitability, fitness for a particular purpose or quality with respect to any of the tangible assets of the Company or as to the condition or workmanship thereof or the absence of any defects therein, whether latent or patent. Seller is not, directly or indirectly, making any representations or warranties regarding any pro-forma financial information, financial projections or other forward-looking statements of the Company. Purchaser acknowledges and agrees that it is not entitled to rely upon any representations or warranties of Seller or other statements of fact or opinion, other than the representations and warranties expressly set forth in this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller on the date hereof as follows:

Section 4.1 Organization; Good Standing; Corporate Power. Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority and all necessary governmental licenses, authorizations, permits, consents and approvals to own, lease and operate its properties and to carry on its business as conducted as of the date hereof. Purchaser is duly qualified or licensed to do business and is in good standing (or the equivalent thereof) in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed and in good standing (or the equivalent thereof) would not be reasonably likely to have, in the aggregate, a Purchaser Material Adverse Effect.

Section 4.2 Authority; Conflicts.

(a) Purchaser has the requisite corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement and the Purchaser Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement, the Purchaser Ancillary Agreements and all other instruments and agreements to be executed and delivered by Purchaser as contemplated hereby and thereby, and the consummation by Purchaser of the transactions contemplated hereby and thereby, have been duly authorized and approved by the board of directors of Purchaser. No other corporate action on the part of Purchaser is necessary to authorize the execution, delivery and performance of this Agreement or the Purchaser Ancillary Agreements by Purchaser and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Purchaser and (assuming the valid authorization, execution and delivery by Seller) constitutes a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, and the Purchaser Ancillary Agreements and all other instruments and agreements to be executed and delivered by Purchaser as contemplated hereby, upon execution and delivery by Purchaser (assuming the valid authorization, execution and delivery by the other parties thereto) will constitute valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms, in each case except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

(b) The execution and delivery of this Agreement, the Purchaser Ancillary Agreements and such other instruments and agreements do not (or will not, as applicable), and the consummation of the transactions contemplated by hereby and thereby will not, (i) conflict with any of the provisions of the certificate of incorporation or by-laws of Purchaser, (ii) subject to the receipt of the Consents referred to in Section 4.3, conflict with, result in a breach of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, any material Contract to which Purchaser is a party or by which Purchaser or any of its assets is bound or subject or (iii) subject to the receipt of the Consents and the filing of the notices referred to in Section 4.3, contravene any Law or any Court Order currently in effect.

Section 4.3 Consents; Approvals. No Consent of or filing with any Governmental Entity or any other third party which has not been received or made, is necessary or required by or with respect to Purchaser in connection with the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser, as the case may be, of any of the transactions contemplated by this Agreement, except for (a) the Consents of Persons set forth on Schedule 4.3(a) and (b) any other Consents which, if not made or obtained, would not be reasonably likely to have, in the aggregate, a Purchaser Material Adverse Effect.

Section 4.4 Investment Intent.

(a) Purchaser is acquiring the Shares for its own account, for investment purposes only and not with a view toward, or for resale in connection with, any distribution thereof, nor with any present intention of distributing or selling the Shares in violation of the federal securities Laws or any applicable foreign or state securities Law; provided, that the disposition of the Shares after the Closing Date by Purchaser shall at all times remain within the sole discretion and control of Purchaser.

(b) Purchaser qualifies as an “accredited investor”, as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act.

(c) Purchaser understands that the acquisition of the Shares pursuant to the terms of this Agreement involves substantial risk. Purchaser and its officers have experience as an investor in securities and equity interests of companies such as the ones being transferred pursuant to this Agreement, and Purchaser can bear the economic risk of its investment (which may be for an indefinite period) and has such knowledge and experience in financial or business matters that Purchaser is capable of evaluating the merits and risks of its investment in the Shares to be acquired by it pursuant to the transactions contemplated hereby.

(d) Purchaser understands that the Shares to be acquired by it pursuant to this Agreement have not been registered under the Securities Act. Purchaser acknowledges that such securities may not be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other provision of applicable state securities Laws or pursuant to an applicable exemption therefrom. Purchaser acknowledges that there is no public market for the Shares.

(e) Purchaser has conducted its own independent investigation, verification, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of the Company, which investigation, review and analysis was conducted by Purchaser and its Affiliates and, to the extent Purchaser deemed appropriate, by Purchaser’s Representatives. Purchaser acknowledges that it and its Representatives have been provided adequate access to the personnel, properties, premises and records of the Company.

Section 4.5 Funds. Purchaser has and will have on the Closing Date, unrestricted cash on hand sufficient to pay the Purchase Price. The obligations of Purchaser under this Agreement are not contingent on the availability of financing.

Section 4.6 Broker’s or Finder’s Fee. No agent, broker, Person or firm acting on behalf of Purchaser is, or shall be, entitled to any broker’s fees, finder’s fees or commissions in connection with this Agreement or any of the transactions contemplated hereby from Seller or from any Affiliate of Seller.

Section 4.7 No Litigation. There is no Action by or before any Governmental Entity pending or, to the Knowledge of Purchaser, threatened, against or affecting Purchaser or any of its properties or rights that (i) alleges a violation by Purchaser of any Law or Court Order that would be reasonably likely to impair or delay the ability of Purchaser to perform its obligations hereunder or (ii) questions the legality of the transactions contemplated by this Agreement or any of the Purchaser Ancillary Agreements.

Section 4.8 Contact with Customers. To the Knowledge of Purchaser, neither Purchaser nor any of its Affiliates or Representatives have, without the prior written consent of Seller or the Company, directly or indirectly contacted any customer of the Company prior to the date hereof for the purposes of discussing the Company in connection with the transactions contemplated hereby.

Section 4.9 Exclusivity of Representations. The representations and warranties made by Purchaser in this Article IV are the exclusive representations and warranties made by Purchaser. Purchaser hereby disclaims any other express or implied representations or warranties with respect to itself. Seller acknowledges and agrees that it is not entitled to rely upon any representations or warranties or other statements of fact or opinion, other than the representations and warranties of Purchaser expressly set forth in this Agreement.

ARTICLE V

COVENANTS

Section 5.1 Access to Information; Investigation by Purchaser.

(a) During the period commencing on the date hereof and ending on the earlier of (i) the Closing Date and (ii) the date on which this Agreement is terminated pursuant to Section 9.1 (such period, the “Post-Signing Period”), Seller shall, and shall cause the Company to, upon reasonable notice, afford Purchaser and its Representatives reasonable access during normal business hours to the Representatives and properties of the Company, and the Books and Records and, during such Post-Signing Period, Seller shall furnish promptly to Purchaser all information concerning the Company’s business, properties and personnel as Purchaser may reasonably request; provided, that Seller or the Company may restrict the foregoing access to the extent that, in the reasonable judgment of Seller, any Law applicable to the Company requires them to restrict such access to any of its businesses, properties, information or personnel; and provided, further, that such access shall not unreasonably disrupt the operations of the Company. Notwithstanding anything to the contrary contained in this Agreement, neither Seller nor the Company shall be required to provide any information or access that Seller or the Company reasonably believes could (A) violate any Court Order or applicable Law or the terms of any confidentiality agreement or (B) cause forfeiture of attorney/client privilege.

(b) Nothing contained in this Agreement shall be construed to give to Purchaser, directly or indirectly, rights to control or direct the Company’s operations prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

Section 5.2 Notification of Certain Matters. During the Post-Signing Period, each of Purchaser and Seller shall use their respective commercially reasonable efforts to promptly notify the other of (i) any material Action or investigation that is instituted or, to the Knowledge of Purchaser or the Knowledge of Seller, as applicable, threatened against such Party to investigate, restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement, the Purchaser Ancillary Agreements or the Seller Ancillary Agreements or (ii) the occurrence or non-occurrence of any fact or event which would be reasonably likely to cause any condition set forth in Article VII not to be satisfied; provided, that no such notification, nor the obligation to make such notification, shall affect the representations, warranties or covenants of either Party or the conditions to the obligations of either Party. The Party receiving any notice with respect to any matter of the type described in clause (ii) of the immediately preceding sentence shall, within ten (10) Business Days of receipt thereof provide notice to the notifying Party of the receiving Party’s good faith determination, based solely on the information provided in such notice, if the receiving Party reasonably believes that the applicable fact or event is reasonably likely to cause any condition set forth in Article VII not to be satisfied; provided, that the receiving Party shall not be deemed to have waived any of its rights under this Agreement with respect to any such fact of event. During the Post-Signing Period, each Party shall promptly notify the other Party of any material Action or investigation that may be threatened, brought, asserted or commenced against the Company, Seller or Purchaser, as the case may be, but only to the extent that any such material Action or investigation against Seller or Purchaser relates to the transactions contemplated by this Agreement or is reasonably likely to have a Material Adverse Effect or Purchaser Material Adverse Effect.

Section 5.3 Consents.

(a) Each of the Parties shall use its commercially reasonable efforts (including assisting the other) to obtain consents of the Company’s clients and other parties thereto to the assignments of the Company’s advisory Contracts. The Parties agree that Schedule 5.3 sets forth the procedures that the Parties will adhere to in soliciting such consents.

(b) The Parties shall cooperate with each other and use their commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals, waivers and authorizations of all third parties which are necessary as a result of the consummation of the transactions contemplated by this Agreement, including those consents referred to in Article VII.

(c) Each Party will reasonably inform the other Party of the status of all consents and other matters relating to completion of the transactions contemplated herein. In exercising the foregoing rights and obligations, each Party shall act reasonably and as promptly as practicable.

Section 5.4 Conduct of Business Prior to the Closing Date. Seller agrees that, except as (a) set forth on Schedule 5.4, or (b) required by Law, Court Order, a Governmental Entity or any Material Contract, during the Post-Signing Period:

(i) it shall cause the Company to conduct its operations in all material respects only in the ordinary course of business consistent with past practice; and

(ii) it shall cause the Company to not effect any of the following without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed with respect to the matters described in clause (C), clause (D) (other than with respect to any Affiliate Contract) or clauses (E) through (J); provided, that Purchaser shall be deemed to have objected to any matter for which Purchaser has not provided its written consent within ten (10) Business Days from the date on which request for such consent is provided by Seller to Purchaser):

A.	make any change in or amendment to the Company’s certificates of incorporation or by-laws or other equivalent charter documents, as applicable;

B.	issue or sell, or authorize the issuance or sale of, any shares of the Company’s capital stock or any other ownership interests, as applicable, or issue or sell, or authorize the issuance or sale of, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any Contract with respect to the issuance or sale of, any shares of the Company’s capital stock or any other ownership interests, as applicable;

C.	sell, lease or otherwise dispose of any of the Company’s properties or assets that are material to its business;

D.	amend in any material respect or terminate any Material Contract or enter into a Contract which, had it been entered into prior to the date hereof, would have been a Material Contract; provided, that for purposes of this Section 5.4(ii)(D), the following shall not be deemed a “Material Contract”, (1) Seller Ancillary Agreements, (2) the transfer of the Warrant to an Affiliate of the Company and (3) Contracts with respect to carryover of accrued vacation time of employees of the Company;

E.	incur any Indebtedness, other than accounts payable incurred in the ordinary course of business, or make loans or advances to any other Person;

F.	grant or agree to grant to any employee of the Company any increase in wages or bonus, severance, profit sharing, retirement, insurance or other compensation or benefits, or establish any new compensation or benefit plans or arrangements, except (1) as may be required under applicable Law or (2) pursuant to the employee benefit plans in effect on the date hereof applicable to any such employee;

G.	make, revoke or amend any material Tax election not required by Law that could have a continuing effect on the Company following the Closing Date or settle or compromise any material Tax liability other than in the ordinary course of business;

H.	other than in the ordinary course of business, (1) waive any rights of substantial value or (2) cancel or forgive any Indebtedness owed to the Company (other than with respect to vacation liability);

I.	except as may be required by any Governmental Entity or under IFRS, make any change in the Company’s methods, principles and practices of accounting, including tax accounting policies and procedures;

J.	enter into any Contract outside the ordinary course of business or take any other action outside the ordinary course of business; or

K.	authorize any of, or commit or agree to take any of, the foregoing actions in respect of which it is restricted by the provisions of this Section 5.4.

(iii) Notwithstanding anything contained in this Agreement to the contrary, the Company shall be permitted to (A) maintain through the Closing Date the cash management systems of the Company and maintain the cash management procedures as currently conducted by the Company, and (B) transfer to Seller all right, title, and interest in, or to, the Retained Marks or the domain names set forth on Schedule 5.4(iii)(A) (the “Transferred Domain Names”).

Section 5.5 Confidentiality. Information obtained by Purchaser and its Representatives in connection with the transactions contemplated by this Agreement (whether obtained before or after the date of this Agreement, during the course of the negotiations leading to the consummation of the transactions contemplated hereby, or as a result of the investigation by Purchaser pursuant to Section 5.1) shall be subject to the provisions of the Confidentiality Agreement and treated by Purchaser and such Representatives as “Confidential Information” (as defined in the

Confidentiality Agreement). Purchaser hereby agrees to be bound by the Confidentiality Agreement in the same capacity thereunder as Envestnet Asset Management, Inc. The Parties agree that the terms of the Confidentiality Agreement shall survive (i) the execution of this Agreement and continue in full force and effect during the Post-Signing Period and (ii) the termination of this Agreement and continue in full force and effect thereafter for a period of three (3) years after the effective date of such termination.

Section 5.6 Supplemental Disclosures. Seller shall, from time to time prior to or at the Closing, by notice in accordance with the terms of this Agreement, supplement or amend any Schedule or add a Schedule with a corresponding reference to be added in this Agreement to (a) disclose any matter which, if occurring prior to the date hereof, would have been required to be set forth or described in the Schedules (each such supplement, amendment or addition, an “Updating Supplement”) or (b) to correct any inaccuracy or breach in the representations, warranties, covenants or agreements made by Seller in this Agreement discovered by Seller prior to Closing (each such supplement, amendment or addition, a “Correcting Supplement”). If Purchaser does not deliver a Breach Notice pursuant to Section 9.1(c) within ten (10) Business Days after receiving any Updating Supplement, Purchaser shall be deemed to have waived for all purposes of this Agreement all rights and remedies hereunder (including its right to not consummate the transactions contemplated by this Agreement due to the failure of any of the conditions set forth in Sections 7.1 or 7.2 and those rights and remedies set forth in Article VIII) or under applicable Law with respect to the matters set forth in such Updating Supplement; provided, that upon delivery of any subsequent Updating Supplement, Purchaser shall again have ten (10) Business Days to determine whether to deliver a Breach Notice and in making its determination of whether or not there is a failure of any of the conditions set forth in Sections 7.1 or 7.2 as a result of the information disclosed in such subsequent Updating Supplement, Purchaser may take into account the matters disclosed in any prior Updating Supplement; provided, further, that if the matters disclosed in any Updating Supplement would not be reasonably likely to cause the failure of any condition set forth in Sections 7.1 or 7.2 to be satisfied, then Purchaser shall not be deemed to have waived its rights and remedies set forth in Article VIII. For the avoidance of doubt, no Correcting Supplement shall be deemed to supplement or amend any Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by Seller in this Agreement as of the date of this Agreement, or (ii) determining whether any of the conditions set forth in Article VII has been satisfied.

Section 5.7 Public Announcements. Promptly, but in any event no later than one (1) Business Day after the date hereof, Seller and Purchaser shall issue a joint press release with respect to the transactions contemplated by this Agreement in the form attached hereto as Exhibit A. No Party shall, without the prior written consent of the other Party, issue any press release or make any additional public statement concerning the transactions contemplated by this Agreement, except as and to the extent that such Party shall be so obligated by applicable Law, in which case such Party shall advise the other Party of such obligation and the Parties shall attempt to cause a mutually agreeable release or announcement to be issued.

Section 5.8 Preservation of Records.

(a) For a period of seven (7) years after the Closing Date or such other longer period required by applicable Law, Purchaser shall preserve and retain all corporate, accounting, legal, auditing, human resources and other books and records of the Company (including any documents relating to any governmental or non-governmental actions or investigations) relating to the conduct of the business and operations of the Company prior to the Closing Date (the items described above, collectively, the “Books and Records”). During such seven (7) year period, Purchaser shall, and shall cause the Company to, provide Seller and its Representatives, upon reasonable notice and during normal business hours, reasonable access to the Books and Records to the extent that such access may reasonably be required by Seller in connection with matters relating to or affected by the operations of the Company prior to the Closing Date. Seller shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 5.8(a). If at any time after such seven (7) year period Purchaser intends to dispose of any such Books and Records, Purchaser shall not do so without first offering such Books and Records to Seller in writing at least thirty (30) days prior to any such disposal. Notwithstanding any other provisions hereof, the obligations of Purchaser contained in this Section 5.8 shall be binding upon the successors and assigns of Purchaser. In the event Purchaser or any of its successors or assigns (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Purchaser honor the obligations set forth in this Section 5.8.

(b) In the event and for so long as Purchaser, Seller or the Company are actively contesting or defending against any Action or investigation in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each of the others shall cooperate with the contesting or defending party and its counsel in such defense or contest, make available their personnel and provide such testimony and access to their books and records as shall be necessary or reasonably requested in connection with such defense or contest (and on or prior to the Closing Date Seller shall cause the Company to so cooperate and after the Closing Date Purchaser shall cause the Company to so cooperate), all at the sole cost and expense of the contesting or defending party.

Section 5.9 Employee Matters.

(a) Purchaser presently intends to provide to all employees of the Company or Seller or its Affiliates set forth on Schedule 5.9(a) (such individuals, “Company Employees”) (i) a salary or wage level and bonus opportunity at least equal to the salary or wage level and bonus opportunity to which they were entitled immediately prior to the Closing Date and (ii) employee benefits that are substantially comparable in the aggregate to the employee benefits that they were entitled to receive immediately prior to the Closing Date. Notwithstanding the foregoing sentence (but not in limitation thereof), following the Closing Date, Purchaser may terminate or cause to be terminated the employment of any Company Employee subject to the payment and satisfaction of severance benefits and other entitlements of such Company Employee in connection with such termination and/or under any applicable employment agreement.

(b) Without limiting the generality of the foregoing, Purchaser shall, for at least one (1) year following the Closing Date, pay or provide severance and retention pay and benefits that are not less favorable than such severance and retention pay and benefits to which Company Employees would have been entitled to receive had their employment with the Company or Seller or its Affiliates terminated immediately prior to the date hereof; provided, that, if all or a portion of such payments and benefits cannot be made or provided in order to comply with applicable Law, Purchaser may pay or provide severance and retention pay and benefits whose value is not less in the aggregate than the value of such severance and retention pay and benefits to which Company Employees would have been entitled to receive had their employment with the Company or Seller or its Affiliates terminated immediately prior to the date hereof. Purchaser shall, and shall cause the Company to, indemnify and hold harmless Seller or its Affiliates (other than the Company following the Closing) from any severance or retention liabilities or obligations with respect to such employees effective on and after the Closing.

(c) Following the Closing Date, (i) Purchaser shall use commercially reasonable efforts to ensure, and shall cause the Company to use commercially reasonable efforts to ensure, that no limitations or exclusions as to pre-existing conditions, evidence of insurability or good health, waiting periods or actively-at-work exclusions or other limitations or restrictions on coverage are applicable to any Company Employees or their dependents or beneficiaries under any welfare benefit plans in which such employees may be eligible to participate, to the extent that such limitations or exclusions did not apply to such Company Employees or their dependents or beneficiaries as of the Closing Date, and (ii) Purchaser shall provide, or cause to be provided, that any costs or expenses incurred by Company Employees (and their dependents or beneficiaries) up to (and including) the Closing Date shall be taken into account for purposes of satisfying applicable deductible, co-payment, coinsurance, maximum out-of-pocket provisions and like adjustments or limitations on coverage under any such welfare benefit plans. Purchaser shall provide, effective commencing on the Closing Date, coverage to all Company Employees, and their eligible spouses and dependents, under a group health plan maintained by Purchaser, and Purchaser (and not Seller or its Affiliates, or any group health plan of Seller or its Affiliates) shall be responsible for compliance with the requirements of Section 4980B of the Code and part 6 of subtitle B of Title I of ERISA and any similar state law (“COBRA”), including the provision of continuation coverage, with respect to all Company Employees, and their spouses and dependents, for whom a qualifying event occurs on or after the Closing Date. The terms “group health plan,” “continuation coverage” and “qualifying event” are used herein as defined in COBRA.

(d) With respect to each employee benefit plan, policy or practice, including severance, vacation and paid time off plans, policies or practices, sponsored or maintained by Purchaser or its Affiliates (including the Company following the Closing), Purchaser shall grant, or cause to be granted, to all Company Employees from and after the Closing Date credit for all service with the Company and Seller, and their respective Affiliates and predecessors, prior to the Closing Date for purposes of eligibility to participate, vesting and entitlement to benefitsbut not benefit accrual; provided, that such service shall be taken into account for purposes of determining the level of benefits under any severance or vacation plan, policy or practice.

(e) Nothing in this Agreement shall: (i) confer upon any Company Employee any right to employment or continued employment for any period, (ii) prevent or restrict Purchaser from modifying or terminating the employment or terms of employment of any Company Employee after the Closing Date, (iii) prevent or restrict Purchaser’s or the Company’s, or their respective Affiliates’, rights to amend or terminate any of their respective employee benefit plans or arrangements at any time after the Closing, or (iv) be treated as an amendment or other modification of any employee benefit plan or arrangement.

Section 5.10 Use of Marks; Name Change of the Company.

(a) Seller is not conveying ownership rights or granting Purchaser or its Affiliates (including the Company after the Closing) a license to use any of the tradenames, domain names, service marks, logos or trademarks of Seller or any Affiliate of Seller including (i) the word marks ‘BNP’ or ‘BNP Paribas’ or any derivation thereof (collectively, the “BNP Marks”) and (ii) the word mark ‘FundQuest’ or any derivations thereof (collectively, the “FundQuest Marks” and, together with the BNP Marks, the “Retained Marks”) and, after the Closing, Purchaser shall, and shall cause its Affiliates (including the Company after the Closing) (i) not to use in any manner all or any of the Retained Marks or Transferred Domain Names, except as set forth on Schedule 5.10(a) or provided in Section 5.10(c) and (ii) to use its commercially reasonable efforts to assist in the transfer of ownership of any Transferred Domain Names or Retained Marks to Seller. Purchaser acknowledges and agrees that neither it nor any of its Affiliates shall acquire any goodwill, rights or other benefits arising from the use of any Retained Mark and that all such goodwill, rights and benefits shall accrue exclusively to Seller.

(b) In the event Purchaser or any Affiliate of Purchaser (including the Company after the Closing) violates any of its obligations under this Section 5.10, Seller and its Affiliates may proceed against Purchaser (or such Affiliate of Purchaser) in law or in equity for such damages or other relief as a court may deem appropriate. Purchaser acknowledges that a violation of this Section 5.10 may cause Seller and its Affiliates irreparable harm which may not be adequately compensated for by money damages. Purchaser therefore agrees that in the event of any actual or threatened violation of this Section 5.10, Seller and its Affiliates shall be entitled, in addition to other remedies that they may have, to a temporary restraining order and preliminary and final injunctive relief against Purchaser or such Affiliate of Purchaser to prevent any violations of this Section 5.10, without the necessity of posting a bond.

(c) Following the Closing, other than as set forth on Schedule 5.10(a), Purchaser shall (and shall cause the Company to) immediately (i) cease using any promotional materials, (ii) cease using any stationery, business cards, business forms and other similar items, in each case that contain anywhere thereon any of the Retained Marks or references to the Transferred Domain Names (iii) take all actions necessary to remove the Retained Marks and references to the Transferred Domain Names from any advertising or website pages, and (iv) secure new or use alternative domain names for its website pages that do not contain the Retained Marks (“Post-Closing Domain Names”). At no time after the Closing Date shall Purchaser, its Affiliates or the Company enter into a contract or other arrangement with a third Person using materials on their behalf that contain the Retained Marks or refer to the Transferred Domain Names. Within four (4) months of Closing, Purchaser shall destroy any promotional materials, unused stationery, business cards, business forms or other similar materials using the Retained

Marks or referring to the Transferred Domain Names except to the extent required by policies for maintaining books and records, and certify such destruction, as well as the removal of all advertising and website pages using the Retained Marks or referring to the Transferred Domain Names. Purchaser shall (and shall cause the Company to) take all actions necessary to change any names under which they do business to names that do not use a Retained Mark. With respect to all materials used after the Closing that state, evidence or show any post-Closing affiliation with Seller or any of the Affiliates of Seller, Purchaser shall indemnify and hold harmless Seller from and against all Losses which arise out of, relate to or result from the inclusion of such statements, evidence or showing in such materials.

(d) Within three (3) Business Days after the Closing, Purchaser shall cause (i) the board of directors of the Company to execute a board resolution authorizing the change of the Company’s name to a company name that does not include a Retained Mark (such authorization a “Name Change” and the new name of the Company the “New Name”), and (ii) the Company to make all filings with the Secretary of State of the jurisdiction of its incorporation and with the relevant Securities Authorities and take all other actions necessary to effectuate its Name Change.

(e) As soon as practicable following the Closing, but in no event more than three (3) Business Days after the Closing Date, Purchaser shall (and shall cause the Company to) send a letter to each supplier, vendor, client, distributor, customer, agent, business partner or representative of the Company notifying the addressee of the Company’s Name Change and New Name. Notwithstanding anything to the contrary contained in this Section 5.10, following the Closing, Purchaser shall cause the Company not to provide any investment advisory or account supervisory services (i) under any name that was used by the Company prior to the Closing or (ii) that contains any Retained Mark.

Section 5.11 Securities Authority Filings and Approval.

(a) If necessary, prior to the Closing or as of the Closing Date, Purchaser shall (and Seller shall cause the Company to cooperate with Purchaser to) file all documentation and take any necessary steps to receive consents or approvals from the appropriate Governmental Entity (including any applicable Securities Authorities) with respect to the transactions contemplated hereby, or to make appropriate notice filings, including registration with the appropriate Securities Authority, if required by applicable securities Law.

(b) Within five (5) Business Days following the Closing Date, Purchaser shall cause the Company to file with the applicable Securities Authority an amendment to the Company’s most recent Form ADV with respect to the Name Change and adoption and use of new tradenames for the Company, the change in “Control Persons” (as such term is used in the Form ADV) and any other changes or information required by the amendment pursuant to the transactions contemplated hereby.

Section 5.12 Indemnity; Directors’ and Officers’ Insurance. (a) Purchaser shall ensure, and shall cause the Company to ensure, that all rights to indemnification with respect to facts, circumstances or events prior to the Closing Date now existing in favor of any individual who, at or prior to the Closing Date, was a director, officer, employee or agent of the Company or who, at the request of the Company, served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such individual’s heirs, executors or administrators, the “Indemnified Persons”) as provided in the respective governing documents and indemnification agreements to which the Company is a party, shall survive the Closing and shall continue in full force and effect for a period of not less than six (6) years from the Closing Date and indemnification agreements and the provisions with respect to indemnification and limitations on liability set forth in such charters and by-laws shall not be amended, repealed or otherwise modified to adversely affect such Indemnified Persons; provided, that in the event any claim or claims are asserted or made within such six (6) year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims.

(b) At the Closing Date, Purchaser shall cause the Company to purchase (at the Company’s sole cost and expense) and maintain in effect for a period of six (6) years thereafter, a tail policy to the current policy of directors’ and officers’ liability insurance maintained by the Company, which tail policy shall be effective for a period from the Closing through and including the date six (6) years after the Closing Date with respect to claims arising from facts or events that occurred on or before the Closing, and which tail policy shall contain substantially the same coverage and amounts as, and contain terms and conditions no less advantageous than, in the aggregate, the coverage currently provided by such current policy; provided, that in no event shall the Company be required to expend, for the entire tail policy, in excess of 300% of the annual premium currently paid by the Company for its current policy of directors’ and officers’ liability insurance; and, provided, further, that, if the premium of such insurance coverage exceeds such amount, the Company after consultation with Seller shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) Notwithstanding any other provisions hereof, the obligations of Purchaser contained in this Section 5.12 shall be binding upon the successors and assigns of Purchaser. In the event Purchaser, or any of its respective successors or assigns, (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Purchaser, as the case may be, honor the indemnification and other obligations set forth in this Section 5.12.

Section 5.13 Resignation of Officers and Directors. At the request of Purchaser, Seller shall cause each officer and member of the board of directors of the Company to tender his or her resignation from such position effective as of the Closing Date. No such requested resignation of an officer of the Company shall be deemed a voluntary resignation for purposes of any employment agreements and will not terminate, reduce or modify any severance or other rights thereunder.

Section 5.14 Information Technology. In order to enable Purchaser to develop or acquire the appropriate technological infrastructure to support the Company and solely for purposes of preparing for the transition of the Company’s operations to Purchaser, upon execution of this Agreement through the Closing Date, Seller shall use commercially reasonable efforts, at the Company’s expense and subject to the consent of Purchaser, to make any necessary arrangements to enable the Company to continue using material information technology assets or information technology services from third Persons that are required for the Company to conduct its operations in a manner consistent with its current conduct; provided, that in the event Purchaser withholds consent, Seller shall not be obligated to propose or perform alternative measures to the arrangements to which consent was withheld. Subject to Section 5.10, from the execution of this Agreement until ninety (90) days after the Closing Date, Seller shall use commercially reasonable efforts to direct all web traffic from the Transferred Domain Names to the websites to which they direct and resolve as of the date of execution of this Agreement; provided, that as soon as Post-Closing Domain Names are procured for such websites, Seller may instead arrange for the Transferred Domain Names to redirect to the Post-Closing Domain Names during such period.

Section 5.15 Non-Solicitation; Non-Competition.

(a) Non-Solicitation Obligations. During the period of time beginning on the Closing Date and ending on the second anniversary thereof (the “Restricted Period”), Seller shall not and shall cause its subsidiaries which it has the ability to cause to comply with this covenant (collectively, its “Restricted Subsidiaries”) not to solicit for employment or hire any individual employed by the Company as of the Closing; provided, that this Section 5.15(a) shall not preclude Seller and its Restricted Subsidiaries from soliciting for employment or hiring any such employee (i) who responds to a general solicitation through a medium, online website or general or mass mailing by or on behalf of Seller or its Restricted Subsidiaries that is not targeted at employees of the Company or (ii) whose employment has been terminated by any of Purchaser, the Company or the Affiliates of either.

(b) Non-Competition Obligations. During the Restricted Period, Seller shall not and shall cause its Restricted Subsidiaries not to establish a business or employ Persons with the intent of competing with the provision (i) managed account platform technology, including back-office systems to support the administration of an investment advisor’s managed account business or (ii) advisory and administrative services to investment advisors and their clients as part of a managed account platform technology, in the case of either of the preceding clauses (i) or (ii), anywhere within the United States (a “Competing Business”). For these purposes, ownership of securities of five percent (5%) or less of any class of securities of a company engaged in a Competing Business shall not be considered to be a Competing Business for purposes of this Section 5.15.

(c) Acquisitions. Notwithstanding anything in Section 5.15(b) to the contrary, Seller or its Restricted Subsidiaries shall not be prohibited from acquiring (through merger, stock purchase or purchase of all or substantially all of the assets or otherwise) the ownership of or any equity interest in any Person, provided, that the annual revenues of such Person from one or more Competing Businesses, considered in the aggregate, are not more than twenty-five percent (25%) of such Person’s total consolidated annual net revenues (based on the most recent full fiscal year revenues of such Person).

(d) Acknowledgement. Seller agrees that the provisions and restrictions contained in this Section 5.15 are necessary to protect the legitimate continuing interests of Purchaser and constitute a material inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated hereby, and Seller acknowledges that any violation or breach of this Section 5.15 may result in irreparable injury to Purchaser for which monetary damages or any other remedy at law may be inadequate. In the event Seller violates any of its obligations under this Section 5.15, Purchaser may proceed against Seller in law or in equity for such damages or other relief as a court may deem appropriate. Seller therefore agrees that in the event of any actual or threatened violation of this Section 5.15, Purchaser shall be entitled, in addition to other remedies that it may have, to a temporary restraining order and preliminary and injunctive relief against Seller to prevent any violations of this Section 5.15, without the necessity of posting a bond.

Section 5.16 Further Assurances. Subject to the terms and conditions set forth herein, and to applicable legal requirements, each of Purchaser and Seller shall cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all necessary action, and do, or cause to be done, and assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including the satisfaction of the respective conditions set forth in Article VII.

Section 5.17 Audited Financial Statements; Other Financials.

(a) As promptly as practicable following the date hereof but in no event later than ninety (90) days after the date of this Agreement, Seller shall deliver to Purchaser the following audited financial statements of the Company and the related unqualified report its independent accountants: the balance sheet as of December 31, 2010, and the related statements of income and of cash flows for the year ended December 31, 2010, together with appropriate footnotes, all in accordance with Regulation S-X as promulgated by the SEC (collectively, the “Audited Financial Statements”).

(b) As promptly as practicable following September 30, 2011, but in no event later than October 31, 2011, Seller shall deliver to Purchaser unaudited financial statements of the Company including a balance sheet as of September 30, 2011, and the related statements of profit and loss and of cash flows for the nine-month period then ended, together with appropriate footnotes, all in accordance with Regulation S-X as promulgated by the SEC.

(c) From and after the date upon which the Audited Financial Statements have been delivered to Purchaser through to the Closing Date, as part of Purchaser’s transitional planning, Seller shall, upon the signing of customary access letters, provide reasonable access to, and shall cause Seller’s independent public accountants to reasonably cooperate with, Purchaser and Purchaser’s independent public accountants in Purchaser’s preliminary work to prepare a balance sheet of the Company as of the Closing Date. Purchaser agrees to reimburse Seller for fifty percent (50%) of all fees, costs and expenses incurred by Seller or the Company in connection with the performance of its obligations under this Section 5.17 within thirty (30) days of the delivery by Seller of a request for such reimbursement; provided, that if this Agreement is terminated by either Party, or both Parties as the case may be, pursuant to Section 9.1(a), (b) (provided, that Seller’s failure to fulfill any of its obligations contained in this Agreement was not the cause of, or resulted in, the failure of the Closing to have occurred on or prior to the End Date) or (e) or Seller pursuant to Section 9.1(d), Purchaser shall reimburse Seller for the entire amount of all fees, costs and expenses incurred by Seller or the Company in connection with the performance of its obligations under this Section 5.17.

Section 5.18 Warrant.

Notwithstanding anything in the Warrant to the contrary, Purchaser acknowledges and agrees that, following the date hereof, after a sale, transfer, assignment, or other disposal of the Warrant by the Company to Seller or any of its Affiliates, such transferee may sell, transfer, assign, or otherwise dispose of, with or without consideration, the Warrant to the purchaser named on Schedule 5.18 substantially on the terms and conditions set forth on Schedule 5.18. Purchaser shall reasonably cooperate in connection with such transfer or sale of the Warrant, including executing a written consent to such transfer or sale.

ARTICLE VI

TAX MATTERS

Section 6.1 Returns. Seller shall have the exclusive obligation and authority to file or cause to be filed all federal, state, local and foreign Returns required to be filed by or with respect to the income, assets, properties and operations of the Company for any taxable year or other taxable period ending on or prior to the Closing Date. Purchaser shall have the exclusive obligation and authority to file or cause to be filed all federal, state, local, and foreign Returns required to be filed by or with respect to the income, assets, properties and operations of the Company or any successors thereto for any taxable year or other taxable period ending after the Closing Date. Any Return required to be filed by Seller with respect to the Company relating to any taxable year or other taxable period ending on or prior to the Closing Date shall be prepared in accordance with past practices of the Company and, to the extent such Return relates to the Company, submitted (with copies of any relevant schedules, work papers and other documentation, to the extent relating to the Company, then available) to Purchaser not less than forty five (45) days prior to the due date for the filing of such Return; provided, that the foregoing requirement to provide Returns (and associated schedules, work papers and other documentation) forty five (45) days prior to the due date for such Returns shall not apply with respect to Returns required to be filed for the 2010 taxable year, and, instead, draft copies of such 2010 Returns (and associated schedules, work papers and other documentation), to the extent such 2010 Returns and schedules, work papers and other documentation relate to the Company, shall be provided to the Purchaser not less than ten (10) days prior to the due date for the filing of such Return. Any Return required to be filed by Purchaser with respect to the Company relating to any Overlap Period shall be prepared in accordance with past practices of the Company and, to the extent the Return relates to the Company, submitted (with copies of any relevant schedules, work papers and other documentation then available) to Seller not less than forty five

(45) days prior to the due date for the filing of such Return. Seller shall have the option of providing, at any time at least fifteen (15) days before the due date for filing such Return (taking into account any valid extensions), written instructions as to how any items that relate to an Overlap Period shall be reflected on such Return, provided that such instructions are in accordance with past practice and consistent with requirements of applicable Law. Purchaser shall, in preparing such Return, cause the items identified by Seller to be reflected in accordance with Seller’s instructions, unless such position is inconsistent with past practices of the Company or a different position is required by applicable Law. Purchaser shall cause the Company to prepare and provide to Seller a package of Tax information materials, including schedules and work papers (the “Tax Package”) reasonably required by Seller to enable it to timely prepare and file all Returns required to be prepared and filed by it pursuant to this Section 6.1. The Tax Package shall be prepared in good faith in a manner consistent with past practices of the Company with respect to the preparation of such information. Seller shall reimburse the Company for reasonable out of pocket costs incurred by the Company in connection with the preparation of the Tax Package. Seller and Purchaser shall consult with each other and attempt in good faith to resolve any issues arising as a result of review of any of such Returns or items thereof prepared in accordance with the provisions of this Section 6.1 and, if they are unable to do so, the disputed items shall be resolved (within a reasonable time, taking into account the deadline for filing any such Return) in accordance with the foregoing provisions of this Section 6.1 by PricewaterhouseCoopers LLP or another independent accounting firm mutually acceptable to Seller and Purchaser. Upon resolution of all such items, the relevant Return or shall be timely filed on that basis. The costs, fees and expenses of such accounting firm will be borne one-half by Purchaser and one-half by Seller.

Section 6.2 Controversies.

(a) Seller shall have the exclusive authority to control any audit or examination by any taxing authority, initiate any claim for refund, amend any Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of or relating to any Tax liability of the Company (each, a “Tax Matter”) for all Pre-Closing Periods, including the portion of any Overlap Period ending on and including the Closing Date. Seller shall be entitled to any Tax refund relating to such Taxes; provided, that Seller shall provide to Purchaser (at Purchaser’s expense) reasonable participation rights with respect to so much of any Tax Matter that is reasonably likely to materially affect the Tax liability of Purchaser or the Company for any Post-Closing Period. Seller shall not enter into any settlement of, or otherwise compromise, any such Tax Matter that would materially adversely affect Purchaser (or the Company with respect to any Post-Closing Period) without the prior written consent of Purchaser, which consent shall not be unreasonably withheld.

(b) Except as provided in Section 6.2(a), Purchaser shall have the exclusive authority to control any audit or examination by any taxing authority, initiate any claim for refund, amend any Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of or relating to any Tax liability of the Company. Purchaser shall be entitled to any Tax refund relating to Post-Closing Periods; provided, that Purchaser shall provide to Seller (at Seller’s expense) reasonable participation rights with respect to so much of any Tax Matter that is reasonably likely to materially affect the Tax liability of Seller or the Company for any Pre-Closing Period, including the portion of any

Overlap Period ending on and including the Closing Date. Purchaser shall not enter into any settlement of, or otherwise compromise, any such Tax Matter that would adversely affect Seller (or the Company with respect to any Pre-Closing Period) without the prior written consent of Seller, which consent shall not be unreasonably withheld.

Section 6.3 Notification. The Company, each Party and their respective Affiliates shall promptly forward to the other Party all written notifications and other communications from any Tax authority received by the Company relating to Tax Matters relating to any federal, state, local or foreign Tax liability of the Company with respect to a Pre-Closing Period. The failure of Purchaser to give Seller such written notice shall excuse Seller from its obligations under Section 6.4(a) with respect to any increased federal, state, local or foreign Tax liability directly or indirectly attributable to any such written notification or other communication if the failure to provide such written notice adversely affected the ability of Seller to contest any claim arising from such Tax Matters.

Section 6.4 Indemnification for Taxes.

(a) Seller shall indemnify and hold harmless Purchaser from and against all Taxes imposed on the Company: (i) for any Pre-Closing Period; (ii) pursuant to U.S. Treasury Regulations Section 1.1502-6 (or a comparable provision of state, local or foreign Law) solely by virtue of the Company’s being or having been a member of a consolidated, combined, or unitary Tax group on or prior to the Closing Date, (iii) with respect to Taxes that arise in and are attributable to a Pre-Closing Period, as a transferee or successor, by contract or otherwise, (iv) with respect to Taxes that arise in and are attributable to a Post-Closing Period, as a transferee or successor, by contract or otherwise, in each case, but only to the extent such Taxes imposed on the Company as a transferee, successor, by contract or otherwise relate to transactions entered into by the Company on or prior to the Closing Date outside the ordinary course of business; and (v) for Transfer Taxes allocable to Seller pursuant to Section 6.7, and (vi) for any Post-Closing Period as a result of the change in accounting method made by Paribas North America, Inc. with respect to the timing of deductibility of bonus payments (as reflected as item 5 of Schedule 3.9 hereof), with the amount of such Taxes calculated for purposes of this clause (vi) determined (A) by treating the Company on a stand alone basis (and not as a member of a combined, consolidated or unitary group), and (B) without regard to any available net operating loss carryovers from prior taxable years, and without regard to other items of income, gain, loss, or deduction with respect to the then current taxable year (but applying the net aggregate effective rate of Tax of the Company with respect to such Tax for such year to the income resulting from such change in accounting method); provided, that Seller shall not be liable, and shall not indemnify Purchaser, for any liability for Taxes (w) incurred as a result of a deemed or actual election under Section 338 of the Code with respect to the purchase of the Company pursuant to this Agreement; (x) that was reflected as a liability reducing Closing Working Capital, with such Closing Working Capital amount reduced by any amounts paid to Seller pursuant to clause (iii) of the second sentence of Section 6.8 and the last sentence of Section 6.8; (y) that is commercially reasonable for the Company to recover from a Person other than Purchaser or the Company (provided that the Seller shall agree to reimburse the Company for reasonable out of pocket costs incurred by the Company in connection with recovering such amounts); or (z) resulting from transactions or actions taken by Purchaser or by the Company at the request of Purchaser on or prior to the Closing Date.

(b) Purchaser shall be responsible for and shall pay or cause to be paid all Taxes relating to the Company for which Seller is not required to indemnify Purchaser pursuant to Section 6.4(a) (such Taxes, “Purchaser Taxes”). Purchaser and the Company shall indemnify and hold harmless Seller against all Purchaser Taxes and Transfer Taxes allocable to Purchaser pursuant to Section 6.7.

(c) All amounts paid by Seller or Purchaser pursuant to this Section 6.4 shall, to the extent permitted by applicable Law, be treated as adjustments to the Purchase Price for all Tax purposes.

(d) If Seller is required to make any indemnity payment under Section 6.4(a) or Section 8.2, and the payment or event giving rise to such payment results in a U.S. federal, state, local or foreign Tax benefit to Purchaser, the Company or its Affiliates, then (a) any indemnity amount to be paid under Section 6.4(a) or Section 8.2 shall be reduced by such Tax benefit, net of Taxes actually payable by the Company with respect to the receipt of such indemnity payment, actually realized prior to the indemnity payment, and (b) to the extent such Tax benefit is actually realized after Seller pays Purchaser such indemnity payment under Section 6.4(a) or Section 8.2, Purchaser shall pay Seller the amount of such Tax benefit, net of Taxes actually payable by the Company with respect to the receipt of such indemnity payment within fifteen (15) days after the receipt of or entitlement to such Tax benefit. Purchaser and the Company shall utilize any such Tax benefit unless in Purchaser’s or the Company’s good faith judgment such action would be materially adverse to Purchaser, the Company or its Affiliates and, at the request and expense of Seller, such Tax benefit shall be verified in writing by an independent public accounting firm selected by the Company. Purchaser and Seller agree that any indemnity payment under this Agreement shall, to the extent permitted by applicable law, be treated as an adjustment to the Purchase Price.

Section 6.5 Carrybacks. Neither Purchaser nor the Company shall carry back any net operating loss or other item or attribute from a Post-Closing Period to a Pre-Closing Period.

Section 6.6 Post-Closing Access and Cooperation.

(a) After the Closing Date, Purchaser and the Company shall furnish or cause to be furnished to Seller upon request, as promptly as practicable, such information and assistance (including access to books, records, work papers and Returns for Pre-Closing Periods, including the portion of the Overlap Period ending on and including the Closing Date) relating to the Company as is reasonably necessary for the preparation of any Return, claim for refund or audit, and the prosecution or defense of any claim, suit or proceeding relating to any proposed Tax adjustment. Upon reasonable notice, Purchaser shall make its, or shall cause the Company, as applicable, to make its, employees and facilities available to Seller on a mutually convenient basis to provide reasonable explanation of any documents or information provided hereunder.

(b) After the Closing Date, Seller shall furnish or cause to be furnished to Purchaser upon request, as promptly as practicable, such information and assistance (including access to books, records, work papers and Returns relating to the Company for Pre-Closing Periods, including the portion of the Overlap Period ending on and including the Closing Date) in each case, to the extent that such information or documents relate solely to the Company as is reasonably necessary for the preparation of any Return, claim for refund or audit, and the prosecution or defense of any claim, suit or proceeding relating to any proposed Tax adjustment with respect to a Post-Closing Period.

(c) Any request for information or documents pursuant to this Section 6.6 shall be made by a Party in writing. The other Party shall as promptly as practicable provide the requested information. The requesting Party shall indemnify the other Party for any documented and reasonable expenses incurred by such other Party in connection with providing any information or documentation pursuant to this Section 6.6. Any information obtained under this Section 6.6 shall be kept confidential, except as otherwise reasonably may be necessary in connection with the filing of Returns or claims for refund or in conducting any Tax audit, dispute or contest.

Section 6.7 Transfer Taxes. Purchaser and Seller shall be equally responsible for all stamp, transfer, recordation, documentary, sales and use, value added, registration and other similar taxes and fees (including any penalties and interest) incurred in connection with, or as a consequence of, this Agreement or any other transaction contemplated hereby (collectively, the “Transfer Taxes”).

Section 6.8 Tax Refunds. At Seller’s request, the Company shall apply for any Tax refund available for any Pre-Closing Period to the extent the amount of such refund or refunds alone or in the aggregate (available with respect to a single filing) equals or exceeds $10,000, unless the Company or Purchaser determines in good faith that such action would be materially adverse to Purchaser, the Company or its Affiliates. With respect to any taxable period ending on or before the Closing Date, (i) any Tax refund (including any interest in respect thereof) received by Purchaser or the Company, (ii) any amounts of overpayments of Tax credited against Tax that Purchaser or the Company otherwise would be or would have been required to pay and (iii) any amount of Taxes that was reflected as a liability reducing Closing Working Capital but was not in fact paid over to the appropriate taxing authorities, shall be for the account of Seller, and Purchaser shall pay over to Seller any such amounts within fifteen (15) days after the receipt or entitlement of such refund or credit or request to return amounts not paid over to the appropriate taxing authority. With respect to the Overlap Period, Purchaser shall pay Seller within fifteen (15) days after the due date for the relevant Tax return an amount equal to the excess of (a) any Taxes included as a liability in the calculation of Closing Working Capital for the taxable year that includes the Closing Date, over (b) the Tax liability for such taxable year (with respect to Taxes for which amounts were included in the calculation of Closing Working Capital) as if such taxable year ended on the Closing Date, for the avoidance of doubt, with such Tax liability calculated with respect to the Pre-Closing portion of the Overlap Period without regard to income, gain, loss or deduction generated after the Closing Date.

Section 6.9 Proration of Taxes Related to Overlap Period. In the case of any Overlap Period, (a) real, personal and intangible property Taxes (“Property Taxes”) of the Company allocable to the Pre-Closing Period shall be equal to the amount of such Property Taxes for the entire Overlap Period multiplied by a fraction, the numerator of which is the number of days during the Overlap Period that are in the Pre-Closing Period and the denominator of which is the number of days in the Overlap Period; and (b) Taxes (other than Property Taxes) of the Company allocable to the Pre-Closing Period shall be computed as if such taxable period ended as of the end of the Closing Date, provided, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each period. Notwithstanding the foregoing, to the extent the amount of Property Taxes of the Company incurred with respect to any Overlap Period is increased as a result of a change, on or after the Closing, in the assets or operations of the Company, such increase shall be allocated solely to the Post-Closing Period.

Section 6.10 Tax Sharing Agreements. On the Closing Date, all Tax sharing agreements and arrangements between (a) the Company on the one hand, and (b) the Seller or any of its Affiliates (other than the Company), on the other hand, shall be terminated effective as of the Closing Date and have no further effect for any taxable year or period (whether a past, present, or future year or period), and no additional payments shall be made thereunder with respect to any period after the Closing Date in respect of the redetermination of Tax liabilities or otherwise.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1 Conditions to the Obligations of Both Parties. The obligations of the Parties to effect the Closing shall be subject to the waiver by both Parties, to the extent permitted by applicable Law, or satisfaction on or prior to the Closing Date, of each of the following conditions:

(a) Injunctions; Illegality. No judgment, decree, injunction or restraining order shall have been issued by any court of competent jurisdiction and be in effect which restrains or prohibits any material transaction contemplated hereby and no Law shall have been enacted, entered, promulgated or enforced by a Governmental Entity that prohibits or makes illegal the purchase of the Shares.

(b) Landlord Consents. The Parties shall have received evidence, reasonably satisfactory to each Party, of the Consents of the respective landlords with respect to the One Winthrop Square Assignment and the 75 State Street Sublease.

Section 7.2 Conditions to the Obligation of Purchaser. The obligation of Purchaser to effect the Closing shall be subject to the waiver by Purchaser or satisfaction on or prior to the Closing Date of each of the following conditions:

(a) Performance of Obligations of Seller. Seller shall have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement which are required to be performed by Seller at or prior to the Closing.

(b) Representations and Warranties. Other than the representations and warranties of Seller contained in Sections 3.1, 3.3, 3.4, 3.5, 3.7, 3.18 and 3.19 and the first sentence of Section 3.8, the representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date or time). The representations and warranties of Seller contained in Sections 3.1, 3.3, 3.4, 3.5, 3.7, 3.18 and 3.19 and the first sentence of Section 3.8 shall be true and correct in all respects (A) on and as of the date hereof and (B) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date or time).

(c) Officer’s Certificate. Purchaser shall have received a certificate executed on behalf of Seller by an authorized officer of Seller, dated the Closing Date, to the effect that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied.

(d) Required Consents. All Consents set forth on Schedule 7.2(d) shall have been received, and evidence thereof shall have been delivered to Purchaser prior to the Closing.

(e) FIRPTA. Seller shall have delivered to Purchaser a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Code.

(f) Advisory Contract Consents. Seller shall have delivered a schedule evidencing that clients representing the requisite percentage of run-rate revenue of the Company have either consented to or not objected to the assignment of such client’s Contracts under the Advisers Act, such percentage to be calculated as set forth in Schedule 7.2(f).

(g) Good Standing. Seller shall have delivered to Purchaser evidence satisfactory to Purchaser that the Company is in good standing under the laws of each of the commonwealth of Massachusetts and the state of Delaware.

Section 7.3 Conditions to the Obligation of Seller. The obligation of Seller to effect the Closing shall be subject to the waiver by Seller or satisfaction on or prior to the Closing Date of each of the following conditions:

(a) Performance of Obligations of Purchaser. Purchaser shall have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement which are required to be performed by Purchaser at or prior to the Closing.

(b) Representations and Warranties. Other than the representations and warranties of Purchaser contained in Sections 4.1 and 4.6, the representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date or time). The representations and warranties of Purchaser contained in Sections 4.1 and 4.6, shall be true and correct in all respects (A) on and as of the date hereof and (B) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date or time).

(c) Officer’s Certificate. Seller shall have received a certificate executed on behalf of Purchaser from an authorized officer of Purchaser, dated the Closing Date, to the effect that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

Section 7.4 Frustration of Closing Conditions. Neither Purchaser nor Seller may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such Party’s failure to act in good faith.

ARTICLE VIII

SURVIVAL; INDEMNIFICATION

Section 8.1 Survival of Representations and Warranties.

(a) Subject to Section 8.1(b), the respective representations and warranties of Seller and Purchaser contained in this Agreement and any obligation of a Party to indemnify the other Party in respect of any breach of any such representation or warranty or covenant contained in Section 5.4 shall survive the Closing solely for the purposes of Section 8.2 and Section 8.3 until March 31, 2013; provided, that the representations and warranties of Seller contained in (x) Sections 3.1, 3.3, 3.4, 3.5, 3.18, 3.19, 4.1 and 4.6 shall survive the Closing indefinitely and (y) Sections 3.9 and 3.16 shall survive the Closing for the full period of all applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days. Notwithstanding the foregoing, the expiration of any representations, warranties, covenants and obligations in this Agreement shall not apply to claims based upon fraud or willful misrepresentation. Except as expressly provided below, all covenants to be performed or complied with after the Closing shall survive in accordance with their terms:

(i) The covenants and agreements of the Parties contained in Section 5.8 (Preservation of Records), Section 5.9 (Employee Matters), and Section 5.12 (Indemnity; Directors’ and Officers’ Insurance) shall survive for six (6) months after the respective applicable time periods set forth in such Sections have expired; and

(ii) The covenants and agreements of the Parties contained in Section 5.7 (Public Announcements), Section 5.10 (Use of Marks; Name Change of the Company), Section 5.11 (Securities Authority Filings and Approval), Section 5.16 (Further Assurances), Article VIII (Survival; Indemnification) and Section 9.3 (Effect of Termination) shall survive indefinitely.

(b) Neither Purchaser nor Seller shall have any liability whatsoever with respect to any representation, warranty, covenant or agreement, as the case may be, unless a claim is made hereunder prior to the expiration of the applicable survival period for such representation, warranty, covenant or agreement, in which case such representation, warranty, covenant or agreement, as the case may be, shall survive as to such claim until such claim has been finally resolved.

Section 8.2 Indemnification by Seller. Subject to the other provisions of this Article VIII and Section 6.4(d), from and after the Closing Date, Seller agrees to and shall indemnify Purchaser and save and hold Purchaser harmless against any Losses incurred by Purchaser or any of its Affiliates (including the Company) as a result of: (a) any failure of any representation or warranty made by Seller contained in Article III to be true and correct on and as of the date hereof or as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date or time); or (b) any breach of any covenant or agreement by Seller contained in this Agreement.

Section 8.3 Indemnification by Purchaser. Subject to the other provisions of this Article VIII, from and after the Closing Date, Purchaser agrees to and shall indemnify Seller or any of its Affiliates and save and hold Seller harmless against any Losses incurred by Seller as a result of: (a) any failure of any representation or warranty made by Purchaser in Article IV to be true and correct on and as of the date hereof or as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date or time); or (b) any breach of any covenant or agreement by Purchaser under this Agreement.

Section 8.4 Limitations on Indemnification; Mitigation.

(a) Notwithstanding anything to the contrary contained in this Agreement, (i) neither Purchaser nor Seller, as the case may be, shall be liable for any claim for indemnification pursuant to Section 8.2(a) or Section 8.3(a), as the case may be, unless and until the aggregate amount of Qualifying Losses which may be recovered from Seller or Purchaser, as the case may be, equals or exceeds One Hundred Thousand Dollars ($100,000) (the “Deductible”), in which case Seller or Purchaser, as the case may be, shall be liable only for the aggregate amount of Losses in excess of the Deductible; provided, that Seller or Purchaser, as the case may be, shall only be liable for any individual Loss (that is not related to any other Loss) in excess of Ten Thousand Dollars ($10,000) (such Loss, a “Qualifying Loss”) and (ii) the maximum aggregate amount of indemnifiable Losses which may be recovered for indemnification pursuant to Section 8.2(a) or Section 8.3(a), as the case may be, shall be an amount equal to Three Million Five Hundred Thousand Dollars ($3,500,000).

(b) Purchaser acknowledges and agrees that Seller shall not have any liability under any provision of this Agreement for any Loss to the extent that such Loss relates to action taken by (A) Purchaser or (B) the Company (1) at the request of Purchaser prior to the Closing Date or (2) after the Closing Date.

(c) Seller acknowledges and agrees that Purchaser shall not have any liability under any provision of this Agreement for any Loss to the extent that such Loss relates to action taken by Seller unless such action was taken at the request of Purchaser.

(d) Subject to the other limitations set forth in this Agreement, the Indemnifying Party shall have no indemnification obligation hereunder except to the extent actual Losses have been sustained by the Indemnified Party; no Indemnifying Party shall have any indemnification obligation in respect of any contingent liability, unless and until such liability becomes due and payable by the Indemnified Party.

(e) Any indemnification due by the Indemnifying Party shall be limited to the actual amount of the Losses sustained by the Indemnified Party. Any liability under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one (1) representation, warranty, covenant or agreement, and no Party shall be entitled to recover the same Losses or obtain payment, reimbursement or restitution for the same expenses more than once in respect of any inaccuracy or breach of any provision of this Agreement. No liability shall attach to either Party under this Agreement to the extent the subject thereof is compensated for or has otherwise been made good.

Section 8.5 Losses Net of Insurance; Etc.

(a) The amount of any Loss for which indemnification is provided under Section 8.2 shall be net of (i) any accruals or reserves on the Balance Sheet specifically related to such Loss, (ii) any Current Liability specifically related to such Loss for purposes of the calculation of the Closing Working Capital, (iii) any amounts actually recovered by the Indemnified Party pursuant to any indemnification by or indemnification agreement with any third party and (iv) any insurance proceeds or other cash receipts or sources of reimbursement actually received as an offset against such Loss (each source of recovery referred to in clauses (iii) and (iv), a “Collateral Source”).

(b) The amount of any Loss for which indemnification is provided under Section 8.3 shall be net of any amounts recovered by the Indemnified Party pursuant to any Collateral Source.

(c) Indemnification under this Article VIII shall not be available unless the Indemnified Party first uses commercially reasonable efforts to seek recovery from all applicable insurance sources as an offset against such Loss. The Indemnifying Party may require an Indemnified Party to assign the rights to seek recovery pursuant to the preceding sentence;

provided, that the Indemnifying Party will then be responsible for pursuing such claim at its own expense. If the amount to be netted hereunder from any payment required under Section 8.2 or Section 8.3, as the case may be, is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party to this Article VIII, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article VIII had such determination been made at the time of such payment, and any excess recovery shall be applied to reduce any future payments to be made by the Indemnifying Party pursuant to Section 8.2 or Section 8.3, as the case may be.

Section 8.6 Indemnification Procedure.

(a) Promptly (other than with respect to any Third-Party Claim provided for in Section 8.7) and subject to the applicable survival periods contained in Section 8.1, after the incurrence of any Losses by any Person entitled to indemnification pursuant to Section 5.9(b), Section 5.10(c), Section 5.12, Section 6.4, Section 8.2 or Section 8.3 (an “Indemnified Party”) which might give rise to indemnification hereunder, the Indemnified Party shall deliver to the party from which indemnification is sought (the “Indemnifying Party”) a certificate (a “Claim Certificate”), which Claim Certificate shall:

(i) state that the Indemnified Party has paid or anticipates it will incur liability for Losses for which such Indemnified Party is entitled to indemnification pursuant to this Agreement; and

(ii) to the extent such information is reasonably available, specify in reasonable detail (and have annexed thereto all supporting documentation, including any correspondence in connection with any Third-Party Claim and paid invoices for claimed Losses) each individual item of Loss included in the amount so stated, the date such item was paid (if paid), the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnified Party claims to be entitled hereunder.

(b) In the event that the Indemnifying Party shall object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Claim Certificate, the Indemnifying Party shall, within forty-five (45) days after receipt by the Indemnifying Party of such Claim Certificate, deliver to the Indemnified Party a notice to such effect, specifying in reasonable detail the basis for such objection, and the Indemnifying Party and the Indemnified Party shall, within the sixty (60) day period beginning on the date of receipt by the Indemnified Party of such objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnifying Party shall have so objected. If the Indemnified Party and the Indemnifying Party shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts within such time period, then the Indemnified Party shall be permitted to submit such dispute to a court of competent jurisdiction as set forth in Section 10.12.

(c) If an Indemnified Party delivers a Claim Certificate pursuant to Section 8.6(a) with respect to a Third-Party Claim, Purchaser shall, and shall cause the Company to, furnish or cause to be furnished to Seller and its Representatives upon request, as promptly as practicable, such information and reasonable assistance (including reasonable access to and copies of the books, records and work papers of Purchaser and the Company) relating to the Third-Party Claim set forth in such Claim Certificate. Upon reasonable notice, Purchaser shall make its, or shall cause the Company to make its, as applicable, employees and facilities available to Seller on a mutually convenient basis to provide reasonable explanation with respect to such Third-Party Claim.

(d) Claims for Losses specified in any Claim Certificate to which an Indemnifying Party shall not object in writing within forty-five (45) days of receipt of such Claim Certificate, claims for Losses covered by a memorandum of agreement of the nature described in Section 8.6(b), and claims for Losses the validity and amount of which have been the subject of judicial determination as described in Section 8.6(b) or shall have been settled with the consent of the Indemnifying Party, as described in Section 8.7, are hereinafter referred to, collectively, as “Agreed Claims”. Within ten (10) Business Days of the determination of the amount of any Agreed Claim, the Indemnifying Party shall pay to the Indemnified Party an amount equal to the Agreed Claim by wire transfer of immediately available funds to the bank account or accounts designated by the Indemnified Party in a notice to the Indemnifying Party not less than two (2) Business Days prior to such payment.

Section 8.7 Third-Party Claims.

(a) Subject to Section 6.2, if a claim by a third party (a “Third-Party Claim”) is made against any Indemnified Party with respect to which the Indemnified Party intends to seek indemnification hereunder for any Loss under this Article VIII, the Indemnified Party shall promptly, but in any event within fifteen (15) Business Days, notify the Indemnifying Party of such Third-Party Claim; provided, that the failure by an Indemnified Party to notify the Indemnifying Party of a Third-Party Claim within such fifteen (15) Business Day period shall not relieve an Indemnifying Party of its obligations under this Article VIII with respect to such Third-Party Claim except to the extent that the Indemnifying Party shall have been materially prejudiced as a result of such failure. The Indemnifying Party shall have the right, but not the obligation, by notice to the Indemnified Party within ten (10) Business Days of the Indemnifying Party’s receipt of notice of such Third-Party Claim, to conduct and control, through counsel of its choosing and at its own cost, the defense of any Third-Party Claim, action, suit or proceeding; provided, that the Indemnifying Party shall give the Indemnified Party advance notice of any proposed compromise or settlement and no such compromise or settlement may be effected by the Indemnifying Party without the Indemnified Party’s consent unless (A) there is no finding or admission of any violation of Law or of the rights of any Person (other than by Seller or Purchaser as the case may be), (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and (C) the Indemnified Party will have no liability with respect to the compromise or settlement. If, in accordance with this Section 8.7(a), notice is given to the Indemnifying Party of the commencement of any Third-Party Claim and the Indemnifying Party

does not, within ten (10) Business Days of such notice, give written notice to the Indemnified Party of its election to assume the defense of such Third-Party Claim, the Indemnifying Party will, subject to the following sentence, be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Party. No Indemnified Party or Indemnifying Party may compromise or settle any Third-Party Claim for which indemnification is being sought hereunder without the written consent (not to be unreasonably withheld) of the Indemnifying Party or Indemnified Party, as the case may be. For any Third-Party Claim the defense of which is assumed by the Indemnifying Party, the Indemnifying Party shall permit the Indemnified Party to participate in, but not control, the defense of any such action or suit through counsel chosen by the Indemnified Party; provided, that the fees and expenses of such counsel shall be borne by the Indemnified Party. If the Indemnifying Party elects not to defend the Indemnified Party against a Third-Party Claim, whether by not giving the Indemnified Party timely notice as provided above or otherwise, the Indemnifying Party nevertheless shall have the right to participate in, but not control, the defense or prosecution of such Third-Party Claim and, at its own expense, to employ counsel of its own choosing for such purpose.

(b) Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a Third-Party Claim may materially adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Party will not be bound by any determination, compromise or settlement related to the Third-Party Claim effected without its consent (which may not be unreasonably withheld or delayed).

(c) The Parties shall cooperate in the defense or prosecution of any Third-Party Claim, with such cooperation to include (i) the retention and the provision of the Indemnified Party’s records and information that are reasonably relevant to such Third-Party Claim, and (ii) the making available of employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder.

Section 8.8 Right of Set-Off. Each Party hereby agrees that any amount of Agreed Claims owed to such Party by the other Party may be set-off against any amount of Agreed Claims owed by such Party to the other Party. The rights contained herein shall not be exclusive, but shall be in addition to any other rights and remedies available to the Parties.

Section 8.9 Interpretation of Representations and Warranties. For purposes of this Article VIII (including for purposes of determining whether a breach has occurred and for purposes of determining the amount of an indemnification payment under this Article VIII), each representation or warranty in this Agreement will be interpreted without reference or giving effect to any materiality qualification or limitation set forth in such representation and warranty, including the terms “material”, “materially”, “in all material respects” and “Material Adverse Effect” (which instead shall be read as any adverse effect) other than those representations and warranties contained in Section 3.7 or any representation or warranty of Seller requiring a listing of Contracts, assets or properties in any Schedule.

Section 8.10 Sole Remedy; Waiver. Except as set forth in Section 6.4, Section 10.11 or with respect to claims based upon fraud or willful misrepresentation, the Parties acknowledge and agree that, in the event that the Closing occurs, the remedies provided for in this Article VIII shall be the Parties’ sole and exclusive remedy for any breach of the representations and warranties or covenants contained in this Agreement or any claims relating to the Company, this Agreement, the Purchaser Ancillary Agreements, the Seller Ancillary Agreements or other documents, certificates or agreements delivered in connection with this Agreement. In furtherance of the foregoing, each Party hereby waives, effective upon the occurrence of the Closing, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contribution, if any, and claims for rescission) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that such Party may have against the other Party for any breach of the representations and warranties or covenants contained in this Agreement.

ARTICLE IX

TERMINATION

Section 9.1 Termination. Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written agreement of Purchaser and Seller;

(b) by Purchaser or Seller if the Closing shall not have occurred on or prior to December 15, 2011 (the “End Date”) (or such later date as may be agreed to in writing by Purchaser and Seller); provided, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to either Party whose failure to fulfill any of its obligations contained in this Agreement was the cause of, or resulted in, the failure of the Closing to have occurred on or prior to the End Date;

(c) by Purchaser, so long as Purchaser is not then in material breach of any of its representations, warranties, covenants or agreements hereunder, if (i) there shall have been a breach of any representation, warranty, covenant or agreement of Seller hereunder (including, subject to the provisions of Section 5.6, any such breach disclosed in a Supplement) that would cause any of the conditions set forth in Sections 7.1 or 7.2 not to be fulfilled and (ii) such breach shall not have been remedied by the earlier of (A) thirty (30) days after receipt by Seller of notice in writing from Purchaser specifying the nature of such breach and requesting that such breach be remedied (a “Breach Notice”) and (B) the End Date;

(d) by Seller, so long as Seller is not then in material breach of any of its representations, warranties, covenants or agreements hereunder, if (i) there shall have been a breach of any representation, warranty, covenant or agreement of Purchaser hereunder that would cause any of the conditions set forth in Sections 7.1 or 7.3 not to be fulfilled and (ii) such breach shall not have been remedied by the earlier of (A) thirty (30) days after receipt by Purchaser of notice in writing from Seller specifying the nature of such breach and requesting that such breach be remedied and (B) the End Date; or

(e) by Purchaser or Seller if a Governmental Entity shall have issued, enacted, entered, promulgated or enforced any Law or Court Order (that is final and non-appealable and that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

Section 9.2 Notice of Termination. The Party desiring to terminate this Agreement pursuant to Section 9.1 shall deliver written notice of such termination to the other Party specifying (a) the provision pursuant to which such termination is being made and (b) in reasonable detail the grounds for such termination.

Section 9.3 Effect of Termination. If this Agreement is duly terminated pursuant to this Article IX, this Agreement shall become void and have no effect, and there shall be no further liability hereunder on the part of either Party, except that Section 3.18 (Broker’s or Finder’s Fee), Section 4.6 (Broker’s or Finder’s Fee), Section 5.5 (Confidentiality), Section 5.7 (Public Announcements), Section 5.17 (Audited Financial Statements; Other Financials), this Section 9.3 (Effect of Termination) and Article X (General Provisions) shall survive any termination of this Agreement; provided, that nothing herein shall (a) relieve or release either Party from any liability or damages (which the Parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by a Party’s stockholders (taking into consideration relevant matters, including other combination opportunities and the time value of money), which shall be deemed in such event to be damages of such Party) arising out of such Party’s breach of any provision of this Agreement or (b) impair the right of either Party to compel specific performance by the other Party of such Party’s obligations under this Agreement.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given only if (a) delivered personally, (b) mailed by certified or registered mail (postage prepaid, return receipt requested), (c) sent by next-day or overnight mail or delivery or (d) sent by facsimile, as follows:

If to Purchaser, to:

Envestnet, Inc.

35 East Wacker Drive, Suite 2400

Chicago, Illinois 60601

Attention: Shelly O’Brien, General Counsel and Corporate Secretary

Facsimile: (312) 827-2801

with a copy (which shall not constitute notice) to:

Mayer Brown LLP 71

South Wacker Drive

Chicago, Illinois 60606

Attention: Edward S. Best

Facsimile: (312) 706-8106

If to Seller, to:

BNP Paribas Investment Partners USA Holdings Inc.

200 Park Avenue

New York, New York 10166

Attention: Robin Meister

Telephone: (212) 681-3026

Fax: (212) 681-3295

with a copy (which shall not constitute notice) to:

BNP Paribas Investment Partners

14, rue Bergère

75009 Paris - France

Attention: Charlotte Dennery

Facsimile: +33 1 58 97 20 09

with a copy (which shall not constitute notice) to:

White & Case LLP

1155 Avenue of the Americas

New York, New York 10036

Attention: Alison Dreizen

Facsimile: (212) 354-8113

or to such other address as such Party may indicate by a notice delivered to the other Party. All such notices and other communications shall be deemed to have been received, if by personal delivery, certified or registered mail or next-day or overnight mail or delivery, on the day delivered or, if by facsimile, on the next Business Day following the day on which such facsimile was sent, provided, that a copy is also sent by certified or registered mail.

Section 10.2 Rules of Construction. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and have participated jointly in the drafting of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 10.3 Time of the Essence. Time is of the essence in this Agreement. If the date specified for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next date which is a Business Day.

Section 10.4 Binding Effect; Benefit; Assignment; Joinder.

(a) This Agreement shall inure to the benefit of and be binding upon and enforceable by and against the Parties and, only with respect to the provisions of Section 5.10 (Use of Marks; Name Change of the Company), Section 5.12 (Indemnity; Directors’ and Officers’ Insurance) and Article VIII), shall inure to the benefit of and be enforceable by the Persons benefiting from the provisions thereof all of whom are intended to be third-party beneficiaries thereof. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either Party without the prior written consent of the other Party. Any attempted assignment in violation of this Section 10.4 will be void.

(b) At Closing, the Company shall execute a joinder to this Agreement in the form of Exhibit B hereto pursuant to which it will assume, and will be obligated with Purchaser on a joint and several basis, as to each of Purchaser’s obligations pursuant to Section 5.7 (Public Announcements), Section 5.8 (Preservation of Records), Section 5.9 (Employee Matters), Section 5.10 (Use of Marks; Name Change of the Company), Section 5.12 (Indemnity; Directors’ and Officers’ Insurance) and this Article X.

(c) This Agreement shall inure to the benefit of, and be binding on and enforceable by and against, the successors and permitted assigns of the respective Parties, whether or not so expressed.

Section 10.5 Entire Agreement; Amendment. This Agreement (including the Exhibits and Schedules referred to herein), the documents and other instruments delivered pursuant hereto, the Seller Ancillary Agreements, the Purchaser Ancillary Agreements and the Confidentiality Agreement contain the entire understanding and agreement of the Parties with regard to the subject matter contained herein or therein, and supersede all other prior representations, warranties, agreements, understandings or letters of intent, written or oral, between the Parties. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each Party.

Section 10.6 Interpretation. Matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Schedules. To the extent any such additional matters are included, they are included for informational purposes and do not necessarily include other matters of a similar nature. In no event shall any disclosure of additional matters be deemed or interpreted to broaden or otherwise amend any of the covenants or representations or warranties in this Agreement. Headings and subheadings have been inserted in the Schedules for convenience of reference only and shall to no extent have the effect of amending or changing the express description thereof as set forth in this Agreement. Disclosure of any fact or item in this Agreement or any Schedule referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to every other Section in this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure would apply to such other Sections; provided, that in no event shall any disclosure contained in any Schedule be deemed to be disclosed in Schedule 3.8 other than such disclosures that are expressly set forth in Schedule 3.8. Neither the specification of any dollar amount in the representations and warranties contained in this Agreement nor the inclusion of any specific item in any Schedule is intended to imply that such amounts, higher or lower amounts, or the item so included or other items, are or are not material or are within or outside the ordinary course of business, and neither Party shall use the fact of the setting forth of such amounts or the fact of the inclusion of any such item in any Schedule in any dispute or controversy between the Parties as to whether any obligation, item or matter is or is not required to be disclosed (including, whether such amounts or items are or are not material), or may constitute an event or condition which could be considered to have a Material Adverse Effect. No matter or item disclosed on a Schedule relating to a possible breach or violation of any Contract, Law or Court Order shall be construed as an admission or indication that breach or violation exists or has actually occurred. The Parties do not assume any responsibility to any Person that is not a party to this Agreement for the accuracy of any information set forth in the Schedules. The information set forth in the Schedules was not prepared or disclosed with a view to its potential disclosure to others. Subject to applicable Law, such information is disclosed in confidence for the purposes contemplated in this Agreement and is subject to the confidentiality provisions of any other agreements, including the Confidentiality Agreement, entered into by the Parties or their Affiliates. Moreover, in disclosing the information in the Schedules, each Party expressly does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein.

Section 10.7 Extension; Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to either Party, it is authorized in writing by an authorized representative of such Party. The failure of either Party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of either Party thereafter to enforce each and every such provision. No waiver of any breach of or default under this Agreement shall be held to constitute a waiver of any other or subsequent breach or default.

Section 10.8 Fees and Expenses. Except as set forth herein, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

Section 10.9 Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

Section 10.10 Execution in Counterparts. This Agreement may be executed and delivered (including via facsimile or scanned pdf image) in counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each Party and delivered to the other Party.

Section 10.11 Specific Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached and that an award of money damages would be inadequate in such event. Accordingly, it is acknowledged that the Parties and the third party beneficiaries of this Agreement shall be entitled to equitable relief, without proof of actual damages, including an injunction or injunctions or Court Orders for specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including any Court Order sought by a Party to cause the other Party to perform its agreements and covenants contained in this Agreement), in addition to any other remedy to which they are entitled at law or in equity as a remedy for any such breach or threatened breach. Each Party further agrees that neither the other Party nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.11, and each Party (a) irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument and (b) shall cooperate fully in any attempt by the other Party in obtaining such equitable relief. Each Party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

Section 10.12 Governing Law; Jurisdiction. THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS RULES THEREOF. THE STATE OR FEDERAL COURTS LOCATED WITHIN NEW YORK COUNTY IN THE STATE OF NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN THE PARTIES, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY AND THE PARTIES CONSENT TO AND AGREE TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS. EACH PARTY HEREBY WAIVES AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (I) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (II) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (III) ANY LITIGATION OR OTHER PROCEEDING COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM. THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 10.1, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.

Section 10.13 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, AND AGREES TO CAUSE ITS SUBSIDIARIES TO WAIVE, ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY PURCHASER ANCILLARY AGREEMENT, ANY SELLER ANCILLARY AGREEMENT OR ANY OTHER INSTRUMENT OR DOCUMENT EXECUTED AND DELIVERED IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.14 Post-Closing Release.

(a) Effective as of the Closing Date, Seller hereby releases and discharges the Company from any and all claims, demands and causes of action, whether known or unknown, liquidated or contingent, relating to, arising out of or in any way connected with the dealings of the Company and Seller from the beginning of time through the Closing, it being understood, however, that such release will not operate to release Purchaser from any indemnity obligations, if any, under Article VIII. Seller acknowledges that the Laws of many states provide substantially the following: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.” Seller acknowledges that such provisions are designed to protect a party from waiving claims which it does not know exist or may exist. Nonetheless, Seller agrees that, effective as of the Closing, Seller will be deemed to have waived any such provision. Seller further agrees that Seller shall not (a) institute an Action based upon, arising out of, or relating to any of the released claims, (b) participate, assist, or cooperate in any such Action or (c) encourage, assist or solicit any third party to institute any such Action.

(b) Effective as of the Closing Date, Purchaser and the Company hereby release and discharge Seller from any and all claims, demands and causes of action, whether known or unknown, liquidated or contingent, relating to, arising out of or in any way connected with the dealings of the Company and Seller from the beginning of time through the Closing, it being understood, however, that such release will not operate to release Seller from any indemnity obligations, if any, under Article VIII. Purchaser and the Company acknowledge that the Laws of many states provide substantially the following: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.” Purchaser and the Company acknowledge that such provisions are designed to protect a party from waiving claims which it does not know exist or may exist. Nonetheless, Purchaser and the Company agree that, effective as of the Closing, Purchaser and the Company will be deemed to have waived any such provision. Purchaser and the Company further agree that neither Purchaser nor the Company shall (a) institute an Action based upon, arising out of, or relating to any of the released claims, (b) participate, assist, or cooperate in any such Action or (c) encourage, assist or solicit any third party to institute any such Action.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of date first above written.

SELLER:

BNP PARIBAS INVESTMENT PARTNERS USA HOLDINGS INC.

By:	/s/ Michel Anastassiades
Name:	Michel Anastassiades
Title:	Chief Executive Officer

PURCHASER:

ENVESTNET, INC.

By:	/s/ Judson Bergman
Name:	Judson Bergman
Title:	Chairman and Chief Executive Officer